UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Solicitation Material Pursuant to Rule 14a-11(c) or rule 14a-12

Hemispherx Biopharma, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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October 14, 2014

Dear Stockholder:

You are cordially invited to attend Hemispherx Biopharma, Inc.’s Annual Meeting of Stockholders at the Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia Pennsylvania 19103, on Wednesday, November 12, 2014, at 10:00 a.m. (local time - Eastern Daylight Savings Time).

Included with this letter is a Notice of the 2014 Annual Meeting of Stockholders and the proxy statement. Please review this material for information about the nominees named in the proxy statement for election as Directors and the Company’s appointed independent registered public accounting firm.

Details regarding Executive Officer and Director compensation, corporate governance matters, and the business to be conducted at the Annual Meeting are also described in the enclosed materials.

Whether or not you plan to attend the annual meeting, please cast your vote, at your earliest convenience, as instructed in the Notice of Internet Availability of Proxy Materials or in the proxy card. Your vote is very important. Your vote before the annual meeting will ensure representation of your common shares at the annual meeting even if you are unable to attend. We look forward to sharing more information with you about Hemispherx Biopharma and the value of your investment at the annual meeting.

Sincerely,
/s/ William A. Carter
William A. Carter
Chief Executive Officer and Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 12, 2014

This proxy statement and our 2013 Annual Report on Form 10-K and our June 30, 2014 Quarterly Report
on Form 10-Q 2014 are available at http://www.hemispherx.net/content/investor/annualmeeting.asp.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 12, 2014

Date:	November 12, 2014

Time:	10:00 a.m., Eastern Daylight Savings Time.

Place:	Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia Pennsylvania 19103.

Purposes:

1.	To elect five members to the Board of Directors of Hemispherx to serve until their respective successors are elected and qualified;

2.
To ratify the selection by Hemispherx’s Audit Committee of McGladrey LLP, independent registered public accountants, to audit the financial statements of Hemispherx for the year ending December 31, 2014;

3.	To approve, by non-binding vote, executive compensation; and

4.	To transact such other matters as may properly come before the meeting or any adjournment thereof.

Who Can Vote:	Stockholders of record at the close of business on Monday, October 3, 2014.

How Can You Vote:	You may cast your vote via mail, telephone or the Internet. You may also vote in person at the annual meeting.

Who May Attend:	All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors

\s\ Thomas K. Equels
Thomas K. Equels
Secretary and Executive Vice Chairman of the Board

Philadelphia, Pennsylvania
October 14, 2014

YOUR VOTE IS IMPORTANT

We urge you to promptly vote your shares
by completing, signing, dating and returning
your proxy card in the enclosed envelope, or
voting by Internet or telephone. We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week
QUICKÇÇEASYÇÇIMMEDIATE

PROXY STATEMENT

HEMISPHERX BIOPHARMA, INC.
1617 JFK Boulevard
Philadelphia, Pennsylvania 19103

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders of Hemispherx Biopharma, Inc. (“Hemispherx”, “we” or “us”) to be held on Wednesday, November 12, 2014, and at any adjournments. The accompanying proxy is solicited by the Board of Directors of Hemispherx and is revocable by the stockholder by notifying Hemispherx’s Corporate Secretary at any time before it is voted, or by voting in person at the annual meeting. This proxy statement and the accompanying proxy are being distributed to stockholders beginning on or about October 14, 2014. The principal executive offices of Hemispherx are located at 1617 JFK Boulevard, Suite 500, Philadelphia, Pennsylvania 19103, telephone (215) 988-0080.

Important Notice Regarding the Availability of Proxy Materials for
the 2014 Annual Meeting of Stockholders To Be Held on November 12, 2014

This proxy statement, our 2013 Annual Report on Form 10-K and our June 30, 2014 Quarterly Report on Form 10-Q are available electronically at http://www.hemispherx.net/content/investor/annualmeeting.asp.

Rules adopted by the Securities and Exchange Commission (“SEC”) allow companies to send stockholders a notice of Internet availability of proxy materials, rather than mail them full sets of proxy materials. This year, we chose to mail full packages of materials to stockholders. However, in the future we may take advantage of the Internet distribution option. If, in the future, we choose to send such notices, they would contain instructions on how stockholders can access our notice of annual meeting and proxy statement via the Internet. It would also contain instructions on how stockholders could request to receive their materials electronically or in printed form on a one-time or ongoing basis.

PROXY SOLICITATION AND COSTS

Hemispherx has borne the cost of preparing, assembling and mailing this proxy solicitation material along with related communication with stockholders. Hemispherx may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of Hemispherx’s Directors, Officers and employees, without additional compensation, personally, by telephone or by facsimile. We have hired the firm of Morrow & Company LLC to assist in the solicitation of proxies on behalf of the Board of Directors. Morrow & Company LLC has agreed to perform this service for a proposed fee of $9,000 plus out-of-pocket expenses. The total estimated cost of this solicitation is approximately $75,000.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

You received these proxy materials because you are a Stockholder of the Company. The Board is providing these proxy materials to you in connection with the Company’s annual meeting to be held on November 12, 2014. As a Stockholder of the Company, you are entitled to vote on the important proposals described in this proxy statement. Since it is not practical for all Stockholders to attend the annual meeting and vote in person, the Board is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is your legal designation of another person (“proxy”) to vote the common shares you own at the annual meeting. By completing and returning the proxy card(s), which identifies the individuals or trustees authorized to act as your proxy, you are giving each of those individuals authority to vote your common shares as you have instructed. By voting via proxy, each Stockholder is able to cast his or her vote without having to attend the annual meeting in person.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your common shares in different ways (e.g., different names, trusts, custodial accounts, joint tenancy, etc.) or in multiple accounts. If your common shares are held by a broker or bank (i.e., in “Street Name”), you will receive your proxy card and other voting information directly from your brokerage firm, bank, trust, or other nominee. It is important that you complete, sign, date and return each proxy card you receive, or vote using the telephone, or by using the Internet as described in the instructions included with your proxy card(s).

Do I have to attend the meeting to vote?

No. If you want to have your vote count at the meeting, but not actually attend the meeting in person, you may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail.

In the United States if you are not in possession of your voting proxy or instruction form, please contact your broker or bank for assistance in obtaining a duplicate control number.

Do Europeans holding Company Common Stock have to vote a different way?

Yes. Europeans must contact their custodian bank or broker directly as European banks and brokerage houses do not necessarily forward the Proxy materials to stockholders. As we are a Delaware corporation, there is no need for your bank or brokerage house to block your shares. Banks and brokerage houses simply need to certify the number of shares owned by their clients on October 3, 2014, the record date, and cast votes on your behalf by November 11, 2014 (7 p.m. US EDT).

The proxy materials are available at: http://www.hemispherx.net/content/investor/annualmeeting.asp.

What is the record date and what does it mean?

The Board established October 3, 2014 as the record date for the annual meeting of Stockholders to be held on November 12, 2014. Stockholders who own common shares of the Company at the close of business on the record date are entitled to notice of and to vote at the annual meeting.

What is the difference between a “Registered Stockholder” and a “Street Name Stockholder”?

These terms describe how your common shares are held. If your common shares are registered directly in your name with Continental Stock Transfer & Trust Company (“CST”), the Company’s transfer agent, you are a “Registered Stockholder”. If your common shares are held in the name of a brokerage, bank, trust, or other nominee as a custodian, you are a “Street Name Stockholder”.

How many common shares are entitled to vote at the annual meeting?

As of the record date, there were approximately 195,382,129 shares of common stock, par value $0.001 per share outstanding and entitled to vote at the annual meeting. Each share is entitled to one vote on all matters.

How many votes must be present to hold the annual meeting?

For the 2014 Annual Meeting, a majority of the Company’s outstanding common shares as of the October 3, 2014 record date must be present in person or by proxy in order for the Company to hold the annual meeting. This majority of the Company’s outstanding common shares is referred to as a quorum.

For purposes of determining whether a quorum is present, each common share is deemed to entitle the holder to one vote per share. Properly signed proxies that are marked “abstain” are known as “abstentions.” Common shares that are held in street name and not voted on one or more of the items before the annual meeting, but are otherwise voted on at least one item, are known as “broker non-votes”. Proposal No. 2 is the only routine matter that may be voted on by brokers on this year’s ballot.

Both abstentions and broker non-votes are counted as shares present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares entitled to be voted with respect to the matter on which the broker has expressly not voted.

Who will count the votes?

An attorney from the office of Silverman Shin Byrne & Gilchrest PLLC, our securities counsel, or its designee, will determine if a quorum is present and will tabulate the votes and serve as the Company’s inspector of election at the annual meeting.

What vote is required to approve each proposal?

Each share of common stock is entitled to one vote on all matters. Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will not be counted as votes cast “for” or “against” a candidate and will have no effect with regard to the election of Directors in Proposal 1. However, because Proposals No. 2 and 3 are based on the affirmative vote of at least a majority of the shares represented and voting at the annual meeting at which a quorum is present, abstentions will have the same effect as votes against such proposals.

The five nominees in Proposal No. 1 receiving the highest number of votes cast by the holders of common stock represented and voting at the meeting will be elected as Hemispherx’s Directors and constitute the entire Board of Directors of Hemispherx.

The affirmative vote of at least a majority of the shares represented and voting at the annual meeting at which a quorum is present is necessary for approval of Proposals No. 2 and 3.

Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our Compensation Committee will review the results of the votes and consider this sentiment when determining future executive compensation.

Where will I be able to find voting results of the annual meeting?

The Company intends to announce preliminary voting results at the annual meeting and will publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting.

How do I vote my common shares?

If you are a Stockholder as of the record date, you can vote your shares in one of the following manners:

•	by completing, signing, dating, and returning the enclosed proxy card(s); or

•	by telephone or internet by following the instructions shown on the enclosed proxy card or voting form.

Registered Stockholders may vote in person by attending the annual meeting. If you are a street name Stockholder and you wish to vote at the annual meeting, you may do so by obtaining a “legal proxy” from your Broker. Accordingly, you would need to bring this legal proxy to the meeting in order to vote in person at the meeting.

Please refer to the specific instructions set forth on the proxy materials you received.

Can I change my vote after I have mailed in my proxy card(s) or submitted my vote using the Internet or telephone?

Yes, if you are a registered Stockholder, you can change your vote in any one of the following ways:

•	sending a written notice to the Corporate Secretary of the Company that is received prior to the annual meeting and stating that you revoke your proxy;

•	signing and dating a new proxy card(s) and submitting the proxy card(s) to the Company’s Corporate Secretary or CST so that it is received prior to the annual meeting;

•	voting by telephone or by using the Internet prior to the annual meeting in accordance with the instructions provided with the proxy card(s); or

•	attending the annual meeting and voting in person.

•	Your mere presence at the annual meeting will not revoke your proxy. You must take affirmative action at the annual meeting in order to revoke your proxy.

If you are a Street Name Stockholder, you must contact your broker, bank, trust, or other nominee in order to revoke your proxy. If you wish to vote in person at the annual meeting, you must contact your broker and request a document called a “legal proxy”. You must bring this legal proxy obtained from your broker, bank, trust, or other nominee to the annual meeting in order to vote in person.

How will my proxy be voted?

If you complete, sign, date, and return your proxy card(s) or vote by telephone or by using the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your common shares will be voted as the Board recommends for each of the proposals.

What if my common shares are held in “Street Name” by my broker?

You should instruct your broker how you would like to vote your shares by using the written instruction form and envelope provided by your broker. If you do not provide your broker with instructions, under the rules of the New York Stock Exchange (“NYSE”), your broker may, but is not required to, vote your common shares with respect to certain “routine” matters. However, on other matters, when the broker has not received voting instructions from its customers, the broker cannot vote the shares on the matter and a “broker non-vote” occurs. Proposal No. 2 is the only routine matter to be voted on by the Stockholders on this year’s ballot. Proposals No. 1 and 3 are not considered routine matters under the NYSE rules. This means that brokers may not vote your common shares on such proposals if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted. If you hold your common shares in your broker’s name and wish to vote in person at the annual meeting, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to the annual meeting in order to vote in person.

What are the Board’s recommendations on how I should vote my common shares?

The Board recommends that you vote your common shares as follows:

1.	FOR the election of each of the five Director nominees (see Proposal 1);

2.	FOR the ratification of McGladrey LLC as our independent registered public accounting firm for fiscal 2014 (see Proposal 2); and

3.	FOR the advisory resolution approving the compensation of our Named Executive Officers as described in this Proxy Statement (see Proposal 3)..

Does the Company have cumulative voting?

No.

Who may attend the annual meeting?

All Stockholders are eligible to attend the annual meeting. However, only those Stockholders of record at the close of business on October 3, 2014 are entitled to vote at the annual meeting.

Do I need an admission ticket to attend the annual meeting?

Admission tickets are not required to attend the annual meeting. If you are a Registered Stockholder, properly mark your proxy to indicate that you will be attending the annual meeting. If you hold your common shares through a nominee or you are a Street Name Stockholder, you are required to bring evidence of share ownership to the annual meeting (e.g., account statement, broker verification).

Who can answer my questions?

If you have any questions regarding any of the proposals or how to vote your shares, or if you need additional copies of the proxy materials please contact:

•	Charles Jones, Investor Contact for Hemispherx, 888-557-6480 or 305-987-7418 or via email at cjones@cjonespr.com; or

•	Morrow & Co., LLC, Hemispherx’s proxy solicitor for the annual meeting, in the U.S. toll free at (800) 662-5200 or European voters can call London +44-207-222-4645.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders to be considered for inclusion in the Proxy Statement and proxy card for the 2015 Annual Meeting of Stockholders must be received by the Company’s Secretary, at Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Suite 500, Philadelphia, PA 19103 no later than May 17, 2015, with an anticipated meeting date in November 2015.

Pursuant to the Company’s Restated and Amended Bylaws, all stockholder proposals may be brought before an annual meeting of stockholders only upon timely notice thereof, in writing, to the Secretary of the Company. To be timely, a stockholder’s notice, for all stockholder proposals other than the nomination of candidates for director, shall be delivered to the Secretary at the principal executive offices of the Company not less than sixty (60) nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the stockholder’s notice in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. To be timely, a stockholder’s notice, with respect to a stockholder proposal for nomination of candidates for director, shall be delivered to the Secretary at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the stockholder’s notice in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Provided, however, in the event that the stockholder proposal relates to the nomination of candidates for director and the number of Directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company. All stockholder proposals must contain all of the information required under the Company’s Bylaws, a copy of which is available upon written request, at no charge, from the Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

INFORMATION CONCERNING BOARD MEETINGS

The Board of Directors is responsible for the management and direction of Hemispherx and for establishing broad corporate policies. A primary responsibility of the Board is to provide effective governance over the Company’s affairs for the benefit of its stockholders. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be the best interests of the Company. In discharging that obligation, Directors may rely on the honesty and integrity of the Company’s senior Executives and its outside advisers and auditors.

The Board of Directors and various committees of the Board meet periodically throughout the year to receive and discuss operating and financial reports presented by the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) as well as reports by other members of Senior Management, experts and other advisers. Members of the Board are expected to attend Board meetings in person, unless the meeting is held by teleconference. The Board held four meetings in 2013 and executed 15 unanimous consents. All Directors were in attendance for at least 75% of the meetings.

In 2013, the non-employee (independent) members of the Board of Directors met two times with no employee Directors or management personnel present. The Audit and Compensation Committees each met without management personnel present in 2013. Interested persons who wish to contact the Lead Independent Director, or other non-employee Directors, can do so by sending written comments through the Office of the Secretary of the Company at Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Suite 500, Philadelphia, PA 19103. The Office will either forward the original materials as addressed, or provide Directors with summaries of the correspondence, with the originals available for review at the Directors’ request.

CONDUCT OF THE MEETING

The Chairman of our Board (or any person designated by our Board) has broad authority to conduct the annual meeting of stockholders in an orderly manner. This authority includes establishing rules of conduct for stockholders who wish to address the meeting, including limiting questions to the order of business and to a certain amount of time. Copies of these rules will be available at the meeting. To ensure that the meeting is conducted in a manner that is fair to all stockholders, the Chairman (or such person designated by our Board) also may exercise broad discretion in recognizing stockholders who wish to speak, in determining the extent of discussion on each item of business and in managing disruptions or disorderly conduct.

CORPORATE GOVERNANCE

Our Board has adopted corporate governance guidelines. These guidelines address items such as the standards, qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have a code of conduct that applies to all our employees, including our executive officers and our directors. Both the guidelines and the code of conduct are posted under “Corporate Governance” in the Investors section of our website at http://www.hemispherx.net/content/investor/corp_governance.htm. We will disclose under “Corporate Governance” in the Investors section of our website any amendments to, or any waivers under, the code of conduct that are required to be disclosed by the rules of the SEC. The charters of each of the Board’s Audit, Compensation, Disclosure Controls, Corporate Governance and Nominating Committees also are posted on our website. Detailed information on our Board and its committees can be found within the attached document.

INFORMATION CONCERNING COMMITTEES OF THE BOARD

The Board of Directors maintains the following committees:

Executive Committee / Strategic Planning Committee

The Executive Committee / Strategic Planning Committee is composed of Dr. William A. Carter, Chief Executive Officer and Chairman of the Board, Dr. William M. Mitchell, Director, and Thomas K. Equels, Executive Vice Chairman of the Board, Secretary and General Counsel. This group did not meet in 2013.. The Committee assists the Board by making recommendations to management regarding general business matters along with recommendations to the Board of priorities in the application of Hemispherx’s financial assets and human resources in the fields of research, marketing and manufacturing.

Compensation Committee

In 2013, the Compensation Committee formally met four times and all committee members were in attendance for at least 75% of the meetings. Our General Counsel and Chief Financial Officer and Director of Human Resources support the Compensation Committee in its work. The Compensation Committee is composed of Dr. Iraj E. Kiani, Director and Committee Chair, Dr. William M. Mitchell, Director, and Peter W. Rodino III, Esq., Director.

For detailed information on the Compensation Committee and its responsibilities, please see “Compensation Discussion and Analysis” in “COMPENSATION OF EXECUTIVE OFFICERS” below. The Compensation Committee consists of directors, each of whom is “independent” under applicable NYSE MKT rules. The full text of the Compensation Committee Charter, as approved by the Corporate Governance and Nomination Committee, is available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm.

Corporate Governance and Nomination Committee

In 2013, the Corporate Governance and Nomination Committee executed three unanimous consents and formally met two times and all committee members were in attendance for the meetings. The Corporate Governance and Nomination Committee consists of Dr. William M. Mitchell, Director and Committee Chair, Dr. Iraj E. Kiani, and Mr. Peter W. Rodino III, Esq., Director.

All of the members of the Committee meet the independence standards contained within the NYSE MKT Company Guide and the Hemispherx Corporate Governance Guidelines. The full text of the Corporate Governance and Nomination Committee Charter as well as the Corporate Governance Guidelines, are available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm.

As discussed below, the Committee is responsible for recommending candidates to be nominated by the Board for election by the stockholders or to be appointed by the Board of Directors to fill vacancies consistent with the criteria approved by the Board. It also is responsible for periodically assessing Hemispherx’s Corporate Governance Guidelines and making recommendations to the Board for amendments, recommending to the Board the compensation of Directors, taking a leadership role in shaping corporate governance, and overseeing an annual evaluation of the Board.

The Corporate Governance and Nomination Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in Hemispherx’s Corporate Governance Guidelines to serve as members of the Board. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by stockholders. In recommending Board candidates, the Committee considers a candidate’s: (1) general understanding of elements relevant to the success of a publicly traded company in the current business environment; (2) understanding of Hemispherx’s business; and (3) diversity in educational and professional background. The Committee also gives consideration to a candidate’s judgment, competence, dedication and anticipated participation in Board activities, experience, geographic location and special talents or personal attributes.

Stockholders who wish to suggest qualified candidates should write to the Corporate Secretary, Hemispherx Biopharma, Inc., 1617 JKF Blvd., Suite 500, Philadelphia, PA 19103, stating in detail the qualifications of such persons for consideration by the Committee.

The Company aspires to the highest standards of ethical conduct; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company’s business. Hemispherx’s Corporate Governance Guidelines embody many of our policies and procedures which are the foundation of our commitment to best practices. The guidelines are reviewed annually, and revised if deemed necessary, to continue to reflect best practices.

Disclosure Controls Committee

In August 2011, our Board formed the Disclosure Controls Committee (“DCC”). The DCC reports to the Audit Committee and is responsible for procedures and guidelines on managing disclosure information. The full text of the DCC’s Charter, as approved by the Audit Committee, as well as the Corporate Governance and Nomination Committee Charter, is available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm. In accordance with its Charter, the DCC provides the Audit Committee with a quarterly and year-end process review, presented the results of its activities and made recommendations to improve functionality.

The purpose of the DCC is to make certain that information required to be publicly disclosed is properly accumulated, recorded, summarized and communicated to the Board, Management and the public. This process is intended to allow for timely decisions regarding communications and disclosures and to help ensure that we comply with related SEC rules and regulations. Wayne S. Springate, Senior Vice President of Operations acts as the DCC's Investor Relations Coordinator and Chairperson.  The other members of the DCC are Thomas K. Equels as General Counsel and Chief Financial Officer; Adam Pascale as Chief Accounting Officer; William A. Carter as Chief Scientific Officer; and William M. Mitchell as Independent Director.  Nancy McGrory, a strategic consultant from Providence Management & Communication, served as the DCC’s Deputy Investor Relations Coordinator from its inception through June 16, 2014.  On June 16, 2014, Nancy McGrory was replaced by Ann Marie Coverly, Director of Administration, Human Resources and Investor Relations Manager, as the DCC’s Deputy Investor Relations Coordinator.  This change was made so that Ms. McGrory could concentrate her full attention to projects that are pertinent to the Company.  During 2013, the DCC met 27 times either telephonically, or electronically.  During 2013, the Committee reviewed 27 separate disclosure items on which each was voted upon by a quorum of two-third DCC members.  Quorum was reached for all items voted upon in 2013.

Audit Committee and Audit Committee Expert

The Audit Committee of our Board of Directors consists of Peter Rodino III, Committee Chairman, William Mitchell, M.D. and Iraj E. Kiani, N.D., Ph.D. Mr. Rodino, Dr. Mitchell, and Dr. Kiani are all determined by the Board of Directors to be Independent Directors as required under Section 803(2) of the NYSE: MKT Company Guide and Rule 10A-3 under the Exchange Act. The Board has determined that Mr. Rodino qualifies as an “audit committee financial expert” as that term is defined by Section 803B(2) of the NYSE: MKT Company Guide and the rules and regulations of the SEC.

We believe Mr. Rodino, Dr. Mitchell, and Dr. Kiani to be independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this Committee. The principal functions of the Audit

Committee are to (i) assist the Board in fulfilling its oversight responsibility relating to the annual independent audit of our consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (ii) prepare the reports or statements as may be required by NYSE MKT or the securities laws; (iii) assist the Board in fulfilling its oversight responsibility relating to the integrity of our financial statements and financial reporting process and our system of internal accounting and financial controls; (iv) discuss the financial statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and (v) review disclosures by our independent registered public accounting firm concerning relationships with us and the performance of our independent accountants.

In September 2011, the Audit Committee engaged the services of a consultant who meets the SEC criteria of a Financial Expert to enhance the current structure and expertise of the Committee. After an extensive search, the Audit Committee selected Stewart L. Appelrouth, a Florida and North Carolina licensed Certified Public Accountant to directly support the efforts of the Audit Committee on an as-needed basis. Mr. Appelrouth is a Certified Valuation Analyst, Accredited in Business Valuation and a Diplomate of the American Board of Forensic Accounting. Mr. Appelrouth has a Masters’ Degree in Finance from Florida International University and an undergraduate degree in Business Administration from Florida State University. He is one of the founding partners of Appelrouth Farah & Co., which serves Southern Florida as a full service accounting and international business advisory firm specializing in auditing, domestic and international taxation, litigation support, forensic accounting, fraud examination and business valuation. The Firm is affiliated with MGI, a worldwide association of independent auditing and accounting firms.

Audit Committee Report

The primary responsibility of the Audit Committee (the “Committee”) is to assist the Board of Directors in discharging its oversight responsibilities with respect to financial matters and compliance with laws and regulations. The primary methods used by the Committee to fulfill its responsibility with respect to financial matters are:

•	To appoint, evaluate, and as the Committee may deem appropriate, terminate and replace the Company’s independent registered public accountants;

•	To monitor the independence of the Company’s independent registered public accountants;

•	To determine the compensation of the Company’s independent registered public accountants;

•	To pre-approve any audit services, and any non-audit services permitted under applicable law, to be performed by the Company’s independent registered public accountants;

•	To review the Company’s risk exposures, the adequacy of related controls and policies with respect to risk assessment and risk management;

•	To monitor the integrity of the Company’s financial reporting processes and systems of control regarding finance, accounting, legal compliance and information systems;

•	To facilitate and maintain an open avenue of communication among the Board of Directors, Management and the Company’s independent registered public accountants; and

•	To provide oversight of the DCC to monitor their successful implementation of that Committee’s Charter, policies and procedures.

During 2013, the Audit Committee was composed of three Directors, and the Board has determined that each of those Directors is independent as that term is defined in Sections 121(B)(2)(a) of the NYSE MKT Company Guide. This Committee formally met six times in 2013 with all committee members in attendance for at least 75% of the meetings. Our General Counsel and Chief Financial Officer support the Audit Committee in its work. The full text of the Audit Committee Charter, as approved by the Corporate Governance and Nomination Committee, is available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm.

In discharging its responsibilities relating to internal controls, accounting and financial reporting policies and auditing practices, the Committee discussed with the Company’s independent registered public accountants, McGladrey LLP ("McGladrey"), the overall scope and process for its audit. The Committee regularly meets with McGladrey, with and without Management present, to discuss the results of its examinations, the evaluations of our internal controls and the overall quality of the Company’s financial reporting.

The Committee also undertook all required discussions with McGladrey during the 2013 fiscal year of such matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations. The Committee received from McGladrey the written and oral disclosures and the letter required by applicable requirements of the

Public Company Accounting Oversight Board regarding McGladrey’s communications with the Audit Committee concerning independence and discussed with McGladrey the independence of their firm.

The Committee has met and held discussions with Management. The Committee has reviewed and discussed with Management Hemispherx’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2013, as well as the internal control requirements of the Sarbanes-Oxley Act of 2002.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report for the year ended December 31, 2013.

This report is respectfully submitted by the current members of the Audit Committee of the Board of Directors.

Peter W. Rodino, III, Committee Chairman
Dr. William M. Mitchell
Dr. Iraj E. Kiani

Special Litigation Committee

On July 23, 2013, pursuant to its authority under its Amended and Restated Bylaws and the Delaware General Corporation Law, the Board created a Special Litigation Committee of the Board of Directors for which Peter Rodino, III, Esq. and Dr. Iraj E. Kiani were appointed as Members. The Board delegated to the Special Litigation Committee the power and authority to investigate the allegations made in a shareholder derivative lawsuit filed in the Delaware Court of Chancery, captioned Kastis v. Carter, et al. No. 8657 (Del. Ch.) (the "Lawsuit") on June 18, 2013, including any allegations made in any subsequent legal action, and to take appropriate action in light of the allegations and the results of the Committee's review, analysis and investigation. Pursuant to Section 141(c) of the Delaware General Corporation Law, the Board delegated to the Special Litigation Committee, to the fullest extent permitted by law, the exclusive power and authority of the Board to take any and all actions it deems necessary or appropriate to accomplish its functions without limitation, including:

a.
to retain, at the expense of Company (or of the Company's D&O insurance carrier(s) to the extent such expenses are covered under the applicable policy) legal counsel, financial advisers, accountants, or other consultants and advisers as the Special Litigation Committee may deem to be necessary or appropriate on such terms as the Committee may approve and to direct such counsel and advisers to take any action that they may consider necessary or appropriate to assist the Committee in carrying out its responsibilities;

b.	to conduct interviews with any current or former employee, Officer, Director, agent or adviser of the Company, or any other person, as it may deem to be useful or appropriate;

c.	to have access to all information of the Company which the Special Litigation Committee believes necessary or appropriate to assist it in its work;

d.
to determine whether it is in the best interests of the Company that the Lawsuit continue or that the Lawsuit be dismissed, and, if the Special Litigation Committee determines that it is in the best interests of the Company that the Lawsuit be dismissed, to seek the Court's approval for dismissal of the Lawsuit;

e.
Committee Members are authorized and empowered to determine its own procedures, to hold meetings (including telephonic meetings) at such locations as it determines to be appropriate, to act by unanimous written consent of its Members in lieu of a meeting and to appoint a Chair of the Committee, all to the fullest extent permitted by the Delaware General Corporation Law and the Company's Amended and Restated Bylaws; and

f.
Committee Members are authorized, empowered and directed, for and on behalf of the Company, to take and cause to be taken such actions, and to make, sign, execute, acknowledge and deliver and cause to be made, signed, executed, acknowledged and delivered such agreements, certificates, orders, directions, requests, receipts and other instruments, as the Committee may deem to be necessary or appropriate.

This Committee formally met one time in 2013 with all committee members in attendance.

Board Leadership Structure and Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on a periodic basis. The Board determines what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of our Company and other relevant factors. As further discussed below, after considering these factors, the Board determined that continuing to combine the roles of Chairman of the Board, CEO, President and Chief Scientific Officer is the appropriate leadership structure for the Company at this time.

The Board currently combines the role of Chairman of the Board with the role of CEO, coupled with a Lead Independent Director position to further strengthen the governance structure. The Board believes this provides an efficient and effective leadership model for our Company and leverages Dr. William Carter’s long tenure with us with his bio-pharmaceutical knowledge. The Board believes that combining the Chairman and CEO roles fosters clear accountability, effective decision-making and consistency in strategy.

Lead Independent Director. To mitigate the consolidation of these two leadership positions in one individual, the Board has established a strong, independent, clearly-defined Lead Independent Director role. Until his resignation from the Board on May 23, 2013, Richard C. Piani served as the Lead Independent Director. On July 23, 2013, based upon the Corporate Governance and Nomination Committee's unanimously recommendation, Dr. Iraj E. Kiani was appointed as the as Lead Independent Director for the remainder of this term.

The Lead Independent Director presides at all meetings of the Board at which the Chairman is not present and serves as liaison between the Chairman and the Independent Directors; is involved in establishing the agendas for meetings of the Board of Directors, including the nature of information presented at such meetings; and has the authority to call meetings of the Independent Directors. The role of the Lead Independent Director includes the following duties:

1.	determining the appropriate schedule of Board meetings after consultation with the CEO, Chairman of the Board and other Board members, as necessary;

2.	determining the appropriate schedule of Board meetings after consultation with the CEO, Chairman of the Board and other Board members, as necessary;

3.	consulting with the CEO, Chairman of the Board and other Board members on the agenda for the Board along with oversee the preparation of the agenda;

4.
assessing the quality, quantity and timeliness of the flow of information from the Company’s Management to the Independent Directors to ensure that it is sufficient for the Independent Directors to satisfy their duties; and

5.	directing Management to include in the materials prepared for the Board any materials that the Lead Independent Director deems important.

In addition and on an as needed basis, the Board of Directors holds executive sessions of the Independent Directors to assure effective independent oversight. In 2013, the Independent Directors met in sessions related to the Audit, Compensation and Corporate Governance and Nomination Committees.

The Board is also responsible for oversight of our risk management practices while Management is responsible for the day-to-day risk management processes. Our Executive Management team evaluates enterprise risks and shares their assessment of such risks with the Audit Committee or the full Board for oversight. In addition, financial risks and our internal control environment are overseen by the Audit Committee and the Compensation Committee considers how risks taken by Management could impact the value of executive compensation.

Code of Ethics and Business Conduct

Hemispherx’s Board of Directors adopted a Code Of Ethics and Business Conduct for Officers (“Code”), Directors and employees that went into effect on May 19, 2003 and was amended on October 15, 2009. This Code has been presented and reviewed by each Officer, Director, employee, agent and key consultant. You may obtain a copy of this Code by visiting our web site at http://www.hemispherx.net/content/investor/corp_governance.htm or by written request to our Office Administrator at 1617 JFK Boulevard, Suite 500, Philadelphia, PA 19103. Our Board of Directors is required to approve any waivers of the Code for Directors or executive Officers and we are required to disclose any such waiver in a Current Report on Form 8-K within four business days.

Stock Ownership Guidelines

In April 2005, the Board of Directors adopted a set of stock ownership guidelines for Directors and Officers. The Board believes that Directors and Officers more effectively represent the interest of Hemispherx’s stockholders if they are stockholders themselves. At this time, all of our Directors and Officers are stockholders and this guideline was adopted to assure that the present Directors and Officers continue to participate as well as future Directors and Officers. The full text of the Stock Ownership Guidelines, as approved by the Board, is available on our website: http://www.hemispherx.net/content/investor/corp_governance.htm.

Communication with the Board of Directors

Interested parties wishing to contact the Board of Directors of the Company may do so by writing to the following address: Board of Directors, c/o Thomas K. Equels, Corporate Secretary, 2601 S. Bayshore Dr., Suite #600, Miami, FL 33133. All letters received will be categorized and processed by the Corporate Counsel or Secretary, and then forwarded to the Company’s Board of Directors.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend the Annual Meeting absent unusual circumstances, although we have no formal policy on the matter. The Directors who attended the 2013 Annual Meeting were Dr. Carter and Mr. Equels.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following sets forth biographical information about each of our Executive Officers as of the date of this report:

Name	Age	Position
William A. Carter, M.D.	76	Chairman of the Board, Chief Executive Officer, President and Chief Scientific Officer
Thomas K. Equels, Esq.	61	Executive Vice Chairman of the Board, Chief Financial Officer, Secretary and General Counsel
David R. Strayer, M.D.	68	Chief Medical Officer and Medical Director
Wayne S. Springate	42	Senior Vice President of Operations
Ralph C. Cavalli, Ph.D.	56	Vice President of Quality Control

For biographical information about William A. Carter, M.D and Thomas K. Equels, please see the discussion under the heading “Proposal No. 1 Election of Directors”.
 DAVID R. STRAYER, M.D. has acted as our Medical Director since 1986. He has served as Professor of Medicine at the Medical College of Pennsylvania and Hahnemann University. Dr. Strayer is Board Certified in Medical Oncology and Internal Medicine with research interests in the fields of cancer and immune system disorders. He has served as principal investigator in studies funded by the Leukemia Society of America, the American Cancer Society, and the National Institutes of Health. Dr. Strayer attended the School of Medicine at the University of California at Los Angeles where he received his M.D. in 1972.

WAYNE S. SPRINGATE was promoted to Senior Vice President of Operations on May 1, 2011. Mr. Springate joined Hemispherx in 2002 as Vice President of Business Development when Hemispherx acquired Alferon N Injection® and its New Brunswick, NJ manufacturing facilities. He led the consolidation of our Rockville facility to our New Brunswick location as well as coordinated the relocation of manufacturing polymers from South Africa to our production facility in New Brunswick. He was also responsible for preparing and having a successful Preapproval Inspection by the FDA for our New Brunswick manufacturing plant in connection with the filing of our Ampligen® NDA. Currently he is managing a capital improvement budget to enhance our Alferon® facility in accordance with cGMP. Previously, Mr. Springate served as President for World Fashion Concepts in New York and oversaw operations at several locations throughout the United States and overseas. Mr. Springate assists the CEO in details of operations on a daily basis and is involved in all aspects of manufacturing, warehouse management, distribution and logistics.

RALPH CHRISTOPHER CAVALLI, Ph.D. was named Vice President of Quality Control effective April 15, 2010. Dr. Cavalli most recently served as Director of Quality Control at the Company’s New Brunswick, NJ manufacturing facility. He is currently responsible for manufacturing Alferon® Purified Drug Concentrate and active pharmaceutical ingredients for Ampligen® along with overseeing our Quality Control (“QC”) Department to continue our Good Laboratory Practices and Good Manufacturing Practices. Prior to joining Hemispherx, Dr. Cavalli served as Senior Director of Manufacturing Operations at Cytogen Corporation from 2006 until 2009, where he was responsible for the manufacture of Cytogen’s three commercial products. From 1999 until 2006, he initially worked at Discovery Laboratories as Associate Director of Analytical Services and then ultimately as Senior Director of Analytical and Technical Services, for which he was responsible for Quality Control and Process Development. Dr Cavalli received a Ph.D. in Chemistry from Temple University in Philadelphia, PA.

On August 12, 2013, Robert Dickey, IV resigned as Senior Vice President of Hemispherx effective August 16, 2013. Mr. Dickey stated that his resignation was due to his desire to pursue another career opportunity. Mr. Dickey had served the Company as Senior Vice President since June 2009.

On November 15, 2013, Charles T. Bernhardt resigned as our Chief Financial Officer and Chief Accounting Officer, effective December 27, 2013. Mr. Bernhardt stated that his resignation was due to his desire to pursue other professional opportunities. Mr. Bernhardt had served in these capacities since January 1, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our policy is to require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation related matters and waivers of our code of business conduct and ethics, be reviewed and approved or ratified by a majority of independent, disinterested Directors. We have adopted procedures in which the Audit Committee shall conduct an appropriate review of all related party transactions for potential conflict of interest situations on an annual and case-by-case basis with the approval of this Committee required for all such transactions.

We have employment agreements with certain of our executive officers and have granted such Officers and Directors options and warrants to purchase our common stock, as discussed below under the heading, “Compensation of Executive Officers and Directors”.

The Company used at various times the property owned by Retreat House, LLC, for off-site meetings and lodging. The property was owned individually by Dr. William A. Carter, Hemispherx’ Chief Executive Officer, through April 28, 2010, at which time it was transferred to Retreat House, LLC, a Virginia limited liability company that is owned by three of the children of William A. Carter and a Senior Primary Revocable Trust in which William A. Carter is the Trustee. Dr. Carter also is the Manager of Retreat House, LLC. We paid Retreat House, LLC approximately $0, $0 and $137,000 for the use of the property, off-site meetings and lodging at various times in 2013, 2012 and 2011, respectively. Upon analysis in the Fall of 2011 by the Audit Committee’s Financial Expert consultant, we were unable to gain assurance that the fees charged for conference and lodging by the Retreat House, LLC were reasonable when compared to commercially available alternatives in the same geographic market. As a result and effective November 15, 2011, Dr. Carter agreed to designate the property owned by Retreat House, LLC as both his home office and as a meeting place for a variety of Company business and social activities at no additional expense to the Company for the use of the property or lodging and agreed not to bill, either personally or through Retreat House LLC, or any other entity, for use of the Retreat House. Additionally, Dr. Carter shall be responsible for paying for all secretarial and receptionist services related to his work conducted in Florida and provide said services at no further expense to the Company. In return as reflected in his Amended Employment Contract, Dr. Carter was granted an increase in his base salary compensation and the Company shall supply the equipment necessary for full telephone, telefax, computer and internet access.

In December 2011, Kyle Carter was hired as a Data Control Clerk at the annual salary of $37,950. Mr. Carter is the Son of Dr. William A. Carter, our CEO. From December 2011 through June 2012, we employed Kyle Carter and paid approximately $8,000 and $3,000 in 2012 and 2011, respectively.

In June 2012, William Kramer was hired as a Clinical Research Associate at the annual salary of $68,284. Mr. Kramer is the Son-In-Law of Dr. William A. Carter, our CEO, and was paid approximately $38,000 in 2012 in salary. Additionally in 2012 on an as-needed basis, the Company utilized the services of Kramer Environmental Management, Inc. to develop standard operating procedures, compliance assessments, testing and obtain permits related to environmental issues. William Kramer is also the President of Kramer Environmental Management, Inc. and this organization was paid approximately $0, $20,000 and $0 by us during 2013, 2012 and 2011, respectively.

Katalin Kovari, M.D. was paid approximately $26,000, $25,000 and $28,000 in 2013, 2012 and 2011, respectively, for her part-time services to the Company as Assistant Medical Director. Dr. Kovari is the spouse of Dr. William A. Carter, our CEO.

Since October 2011, Peter Kovari was utilized as a part-time independent contractor for Hemispherx Biopharma Europe to undertake projects as a Clinical Programmer related to coordinating, programming, analyzing and evaluating clinical data for the Company at the rate of $20 per hour and was paid by us approximately $22,000, $12,000 and $6,000 in 2013, 2012 and 2011, respectively. Mr. Kovari is the nephew of Dr. Katalin Kovari, our Assistant Medical Director and spouse of Dr. William A. Carter, our CEO.

Thomas Equels was elected to the Board of Directors at the Annual Stockholders Meeting on November 17, 2008 and join the Company as an Officer effective June 1, 2010. Mr. Equels has provided external legal services to us for several years through May 31, 2010 and his firm continues to support the Company. For 2013, 2012 and 2011, we paid Equels Law Firm approximately $181,000, $147,000 and $159,000, respectfully, for services rendered. Upon analysis in the Fall of 2011 by the Audit Committee’s Financial Expert, it was deemed that the hourly rates charged by Equels Law were reasonable when compared to the fee structure of a possible arms-length transaction from comparable firms in practice in the same market and of the similar size. The hourly rate fees from Equels Law Firm to us have remained the same for 2011, 2012 and 2013. Additionally beginning December 2012 with the approval of the Audit Committee, the Company began renting an office at Equels Law Firm for $3,000 per month for dedication to and utilization by Hemispherx personnel. For 2013, 2012 and 2011, we paid Equels Law Firm $36,000, $3,000 and $-0-, respectfully, for office rent based on a proration of the Firm’s current leasing fee less the cost for common area.

Richard C. Piani has been a Director since 1995 and our Lead director since April, 2005. For the benefit of our foreign subsidiary, Hemispherx Biopharma Europe N.V./S.A., the Company subleases a 2,000 square foot, fully furnished and equipped office with part-time administrative assistance located at 97 Rue Jean Jaures, Levallois, Perret, France (a suburb of Paris). The landlord for this sub-lease is Synholon Corporation, of which the son of Richard Piani is affiliated. For our convenience and benefit, we pay $4,000 each month to Mr. Piani to reimburse him for his direct rental of this office facility. For 2013, 2012 and 2011, we reimbursed Mr. Piani approximately $12,000, $48,000, and $48,000, respectively, for the rental of this office. Upon analysis in the Fall of 2011 by the Audit Committee’s Financial Expert, it was deemed that the rental fee charged to the Company was reasonable as compared to a possible arms-length transaction with comparable office facilities in the same geographic vicinity for similar commercial space of comparable quality and size in the same market. The office rental fee of $4,000 per month to us has remained constant since 2010. On May 23, 2013, Mr. Piani resigned as a member of the Board of Directors for health reasons. In order to continue to access Mr. Piani’s extensive knowledge and expertise, we engaged Mr. Piani as a consultant. The agreement with Mr. Piani is month-to-month with either party having the right to terminate with thirty days’ notice and is at a rate of $3,000 per month. We terminated this agreement effective December 31, 2013.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our Officers and Directors, and persons who own more than ten percent of a registered class of equity securities, to file reports with the Securities and Exchange Commission reflecting their initial position of ownership on Form 3 and changes in ownership on Form 4 or Form 5. Based solely on a review of the copies of such Forms 4 and 5 received by us, we believe that during the fiscal year ended December 31, 2013, all of our Officers and Directors had complied with all applicable Section 16(a) filing requirements on a timely basis with regard to transactions occurring in 2013.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This discussion and analysis describes our executive compensation philosophy, process, plans and practices as they relate to our “Named Executive Officers” (“NEO”) listed below and gives the context for understanding and evaluating the more specific compensation information contained in the narratives, tables and related disclosures that follow:

•	Dr. William A. Carter, Chief Executive Officer (“CEO”), President and Chief Scientific Officer (“CSO”);

•	Charles T. Bernhardt, our Chief Financial Officer (“CFO”) & Chief Accounting Officer (“CAO”) until December 2013;

•	Thomas K. Equels, General Counsel, Chief Financial Officer (“CFO”);

•	Wayne Springate, Senior Vice President ("SVP");

•	Dr. David Strayer, Chief Medical Officer (“CMO”) and Medical Director; and

•	Robert Dickey, IV, Senior Vice President (“SVP”) through August 12, 2013.
Overview of Our Business Environment

Hemispherx is a specialty pharmaceutical company based in Philadelphia, Pennsylvania and engaged in the clinical development of new drug therapies based on natural immune system enhancing technologies for the treatment of viral and immune based chronic disorders. We were founded in the early 1970s doing contract research for the National Institutes of Health. Since that time, we have established a strong foundation of laboratory, pre-clinical and clinical data with respect to the development of natural interferon and nucleic acids to enhance the natural antiviral defense system of the human body and to aid the development of therapeutic products for the treatment of certain chronic diseases.

Our current strategic focus is derived from four applications of our two core pharmaceutical technology platforms Ampligen® and Alferon N Injection®. The commercial focus for Ampligen® includes application as a treatment for CFS and as an influenza vaccine enhancer (adjuvant) for both therapeutic and preventative vaccine development. Alferon N Injection® is a

FDA approved product for refractory or recurring genital warts. Alferon® LDO (Low Dose Oral) is a formulation that is currently approved to undertake clinical testing targeting influenza.
Governance of Compensation Committee

The Compensation Committee consists of the following three directors, each of whom is “independent” under applicable NYSE MKT rules, a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act, and an “Outside Director” as defined under the U.S. Treasury regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”): Dr. Iraj E. Kiani, N.D (Chair), Dr. William Mitchell, M.D. and Peter W. Rodino. The Compensation Committee makes recommendations concerning salaries and compensation for senior management and other highly paid professionals or consultants to Hemispherx. The full text of the Compensation Committee’s Charter, as approved by the Board, is available on our website: www.hemispherx.net in the “Investor Relations” tab under “Corporate Governance”. This Committee formally met four times in 2013 and all committee members were in attendance for at least 75% of the meetings. Our General Counsel, Chief Financial Officer and Director of Human Resources support the Compensation Committee in its work.

Results of Stockholder Advisory Vote on Executive Compensation

At the October 18, 2013 Annual Meeting of Stockholders, the Stockholders did not approve the annual, non-binding advisory vote on Executive Compensation with 43.78% of the shares cast to affirm the plan.

Our Compensation Committee reviews its executive compensation policies annually and takes into account the results of prior say-on-pay advisory votes. After reviewing the results of the 2011 say-on-pay advisory vote, the Committee had:

•
Developed Company-wide goals and objectives with the intent to increase Stockholder value, enhance the “pay for performance” concept, attempted to address the needs of patients and enhance financial factors such as raising capital, reestablishing revenue streams, cost containment and/or improving the results of operations;

•	Attempted to reinforce a Pay for Performance environment for the Executive Team with emphasis of sharing the economic goals of the Stockholders;

•
Reviewed the Executive Team’s Company-wide goals and individuals specific goals in relation to each job performance for each given year. In its review of each member of the Executive Team, the Committee utilized a weighted-average rating process regarding the goals and responsibilities specific to each individual as well as their contribution in meeting Company’s overall goals;

•
Reviewed peer group financial data of comparable publicly-traded companies for 2011 and 2010 with emphasis on a comparison of executive compensation as a factor to various Balance Sheet ratios to determine reasonableness to the respective companies;

•	Considered the change in the market value of the Company’s stock during the year in relation to Management’s efforts and ability to impact the results;

•
Mandated that the standard terms of future employee options issued by the Company require that such options not vest sooner than one year from the date of issuance and that, to the extent that any such options have not vested on the date of an Executive’s termination, the options will expire;

•	Issued new options to employees at the rate of 110% of the Company’s NYSE MKT stock market trading value at the time of award; and

•	Adopted a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions.

After reviewing the results of the 2013 say-on-pay advisory vote, the Committee has reviewed its executive compensation policies and believes that they are within industry standards for executive compensation.

Process

Our Compensation Committee is responsible for determining the compensation of our NEO included in the “Summary Compensation Table” below. For purposes of determining compensation for our NEO, our Compensation Committee takes into account the recommendation of our Chief Executive Officer. The Compensation Committee is also responsible for overseeing our incentive compensation plans and equity-based plans, under which stock option grants have been made to employees, including the NEO, as well as non-employee Directors and strategic consultants.

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process:

Compensation Committee	•	Fulfills the Board of Directors' responsibilities relating to compensation of Hemispherx’ NEO, other non-officer Executives and non-Executives.

	•	Oversees implementation and administration of Hemispherx’ compensation and employee benefits programs, including incentive compensation and equity compensation plans.

•
Reviews and approves Hemispherx’ goals and objectives and, in light of these, evaluates each NEO's performance and sets their annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.

•
Reviews and approves compensation for all other non-officer Executives of Hemispherx including annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.

	•	In consultation with the CEO and CFO, reviews the talent development process within Hemispherx to ensure it is effectively managed and sufficient to undertake successful succession planning.

	•	Reviews and approves employment agreements, severance arrangements, issuances of equity compensation and change in control agreements.

Chairman and CEO	•	Presents to the Compensation Committee the overall performance evaluation of, and compensation recommendations for, each of the NEO and other non-officer Executives.

Chief Financial Officer and Director of Human Resources	•	Reports directly or indirectly to the Chief Executive Officer.

	•	Assists the Compensation Committee with the data for competitive pay and benchmarking purposes.

	•	Reviews relevant market data and advises the Compensation Committee on interpretation of information, including cost of living statistics, within the framework of Hemispherx.

	•	Informs the Compensation Committee of regulatory developments and how these may affect Hemispherx’ compensation program.
Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee of our Board of Directors with respect to Executive compensation are to attract and retain the most talented and dedicated Executives possible, to tie annual and long-term cash and stock incentives to achievement of measurable performance objectives, and to align Executives' incentives with stockholder value creation. To achieve these objectives, the Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of Executives' overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our products, the identification and advancement of additional products and the performance of our common stock price. The Compensation Committee evaluates individual Executive performance with the goal of setting compensation at levels the Committee believes are comparable with Executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance, our own strategic goals, governmental regulations and the results of Stockholder Advisory Votes regarding executive compensation.

Use of Compensation Data

Our compensation plans are developed by utilizing publicly available compensation data for national and regional companies in the biopharmaceutical industry as well as web sites that specialize in compensation and/or employment data. We believe that the practices of this group of companies and/or data obtained from employment industry organizations, provide us with appropriate compensation benchmarks necessary to review the compensation recommendations by the CEO, CFO and/or Human Resources Department. In 2013 and 2012, the Committee did not engage the services of an independent compensation consultant, but alternatively utilized web-based organizations and data bases such as Salary.com, to help them analyze compensation data and compare our programs with the practices of similar national and/or regional companies represented in the biopharmaceutical industry.

Elements of Executive Compensation

The Compensation Committee has adopted a mix among the compensation elements in order to further our compensation goals. The elements include:

•	Base salary (impacted by cost of living adjustments);

•	Variable compensation consisting of a cash bonus based upon individual and overall Company performance;

•	Performance incentive bonus based on the accomplishment of Company sales milestones or activity;

•	Long-term bonus incentive programs consisting of the Employee Bonus Pool Program;

•	Stock option grants with exercise prices set in excess of fair market value at the time of grant and, effective December 2011, not vesting sooner than one year from the date of issuance; and

•	Adoption of a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions.
Executive compensation consists of the following elements:

Base Salary

Base salaries for our Executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that Executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. For those NEO with employment agreements, base salary is determined and set forth in the agreement and the Compensation Committee reviews the base salary prior to renewal of such agreement. Base salaries for the other NEO are normally reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. While this review process would normally occur in the fourth quarter of each year, in recent years this review has occurred when NEO’s employment agreements required restatement, amendment or replacement. However after analysis of overall Company compensation, the Committee authorized a non-discriminatory and universally applied cost of living increase to the base salaries of all full-time employees of record effective December 31, 2013, 2012 and 2011 at the rates of 0.0%, 2.1% and 3.6%, respectively. Additional changes to our NEO’s base salaries could be undertaken in a future determination by the Compensation Committee at its discretion. During 2013 and 2012, none of the employment contracts of NEOs were created, amended or restated. During 2011, employment agreements were amended and restated for the following NEOs: Dr. William Carter, Charles Bernhardt and Thomas Equels. Robert Dickey’s employment agreement was last renewed in September 2010 and Dr. David Strayer does not currently have an employment agreement with the Company.

Annual Bonus

Our compensation program includes eligibility for an annual performance-based cash bonus in the case of all NEO and certain senior, non-officer Executives. The amount of the cash bonus depends on the level of achievement of the stated corporate, department, and individual performance goals, with a target bonus generally set as a percentage of base salary. As provided in their respective employment agreement, during the year ended December 31, 2013, the following NEO were eligible for an annual performance bonus based on their salaries, the amount of which, if any, is determined by the Board of Directors in its sole discretion based on the recommendation of the Compensation Committee:

•	Dr. William Carter, Chairman & CEO (bonus opportunity up to 25%);

•	Thomas Equels, General Counsel, Litigation Counsel, Secretary and Executive Vice Chairman of the Board (bonus opportunity up to 25%); and

•
Charles Bernhardt, Chief Financial Officer and Chief Accounting Officer (bonus opportunity up to 25%); however, on November 15, 2013, Charles T. Bernhardt resigned as our Chief Financial Officer and Chief Accounting Officer, effective December 27, 2013.

The Compensation Committee utilizes annual incentive bonuses to compensate NEO and certain senior, non-officer executives (the “Executive Team”) for attainment or success towards overall corporate financial and/or operational goals along with achieving individual annual performance objectives. These objectives will vary depending on the individual Executive, but generally relate to strategic factors such as establishment and/or maintenance of key strategic relationships, development of our products, identification, research and/or development of additional products, enhancing financial factors such as raising capital, cost containment and/or improving the results of operations. The Compensation Committee, in light of established individual and Company-wide goals and objectives, evaluated the performance of each NEO, key executive and overall staff in order to determine each respective annual incentive opportunity including an analysis by the Compensation Committee that provides the following information:

1.	The Company-wide goals and objectives along with individual performance goals for each NEO used to determine annual bonuses for the fiscal year;

2.	How each goal individually or in totality was weighted, if applicable, to the extent that any of the performance goals were quantitatively and/or quantitatively measurable;

3.	The threshold, target, and maximum levels of achievement of each performance goal, if applicable;

4.	The intended relationship between the level of achievement of Company-wide performance goals and the amount of bonus to be awarded;

5.	The intended relationship between the level of achievement of each NEO’s individual performance goals and the amount of bonus to be awarded;

6.	The evaluation by the Committee of the level of achievement by each NEO of the Company-wide and individual performance goals applicable to him/her individually;

7.	If applicable, whether the Committee reviewed any report(s) from compensation consultant(s) and/or web based organizations and data bases;

8.	How this level of achievement translated into the actual bonuses awarded for the 2011 fiscal year;

9.	The adequate disclosure of the percentage of base salary awarded in the form of an incentive bonus to each NEO as a result of their or the Company’s performance; and

10.	If applicable, how the Company’s compensation policies and practices relate to the Company’s risk management.

The Compensation Committee also undertook the initial steps to review and reestablish goals and objectives for the Executive Team regarding possible bonuses for the year ending December 31, 2013. On an overall basis, all bonus eligible member of the Executive Team would share the following Company-wide goals:

A.	Continued productive interaction with the FDA concerning issues necessary for approval of Ampligen for CFS;

B.	Continued progress towards non-USA approval of Ampligen® for Chronic Fatigue Syndrome;

C.	An overall strategic plan for Ampligen® and Alferon® to be submitted to the Board;

D.	Strategic plans for the marketing and partners for Ampligen® to be submitted to the Board;

E.	Continued development of enhancement of vaccines requiring Ampligen®;

F.	Success in the protection of Company Intellectual Property;

G.	Continued development of Alferon® LDO;

H.	Progress in the return to commercialization of Alferon N Injection®;

I.	Continued development of Ampligen® and Alferon N Injection® for treatment of influenza;

J.	Maintaining the overall financial strength of the Company and operations consistent with the budget;

K.	Implementation of research & development partnerships;

L.	Implementation of Ampligen® clinical trials in cancer with commercial partner(s);

M.	Implementation of Ampligen® clinical trials in cancer with academic partner(s);

N.	Increase in clinical trials of Alferon N Injection® and additional indications; and

O.	Acquisition of complimentary pharmaceutical technologies and/or drugs/vaccines.
 On an annual basis and at the sole discretion of the Compensation Committee, with input from the CEO or the Executive’s direct supervisor, the Committee evaluates the individual performance of each member of the Executive Team as to his/her achievement and/or contribution towards meeting the overall Company-wide goals along with his/her accomplishments specific to his/her job description. The outcome of the Committee’s analysis is utilized to determine if a bonus is warranted, and if so, the dollar amount or percentage of the Executive Team member’s year-end base pay rate to be awarded.

Prior to year-end or during the first fiscal quarter of the subsequent year, the Compensation Committee would complete their analysis utilizing any internal and external documentation desired, including but not limited to reports from independent analysts and/or corporate benchmarking organizations. Upon analysis completion, the Compensation Committee made formal recommendations to the Board based on their findings with regard to bonuses for the respective year ended. Due to the subjective nature of the Company-wide goals regarding the success and analysis of an Executive in meeting or exceeding elements of his/her specific job duties, the goals were not designed to be weighted in value or quantitative in nature. The bonuses were designed to be awarded based on a subjective cumulate nature of the goals deemed attainable, employee performance and progress towards achievement. The bonus threshold was designed to range from zero percent to twenty-five percent, with a target bonus of approximately twenty or twenty-five percent, calculated from the individual’s year-end base pay rate.

In December 2012 and January 2013, the Compensation Committee reviewed the Executive Team’s Company-wide goals as detailed in the Committee’s prior 2012 Meeting Minutes along with specific goals documented in each individual’s job description. Upon individual review of each member of the Executive Team, the Committee concluded that the Executive Team members had excelled in meeting their goals and responsibilities as documented in each individual’s job description as well as made significant progress in meeting corporate goals with outstanding success. Additionally upon analysis of publicly-traded Peer Group companies, the Committee observed that, for 2011 and 2010, Hemispherx’ Officer Compensation Expense as compared to various Balance Sheet ratios were consistently less than that of the average of the Peer Group. Finally, the Committee considered the change in the market value of the Company’s stock during 2012 and reached a consensus that the impact of the stock’s trading value should be considered to have a neutral effect on employees’ performance evaluation due to their conclusion of the following observations:

1.	The overall devaluation in the trading value of U.S. bio-pharmaceutical companies;

2.	The market value of the Company’s stock had been volatile during 2012 and traded from a high of $1.10 to a low of $0.19;

3.	Confidence that Company’s employees were working diligently in an attempt to return the market value to the stock;

4.	Recognition that employees had worked tirelessly over the second half of 2012 related to the Ampligen® NDA and preparedness of the manufacturing facility in New Brunswick; and

5.	The recognition that a performance bonus would be desirable to acknowledge the persistence, loyalty, effort and dedication of the Senior Management team.
 The Compensation Committee in light of pre-established individual, along with position appropriate Company-wide goals (A. through O. as disclosed above) and objectives, undertook a weighted-average evaluation of the performance of each key executive in order to determine respective annual incentive opportunities considering base salary and fees, short and long-term incentive opportunity and any special/supplemental benefits or payments. Based upon all of the foregoing, the Committee determined that the following 2012 Performance Bonuses were granted and paid in 2012 to the following NEO at the rate of 25% of their respective 2012 year-end base compensation:

•	William Carter (Chairman, CEO, President, Chief Scientific Officer) for $241,906;

•	Thomas Equels (Executive Vice Chairman, Secretary & General Counsel) for $129,500;

•	Charles Bernhardt (CFO & Chief Accounting Officer) for $58,275 in 2012;

•	David Strayer (Chief Medical Officer & Medical Director) for $65,800; and

•	Seven non-NEO employees included in 2012 Performance Bonuses for total of $186,170.
There were no Performance Bonuses granted and/or paid to the NEO's for the year ended 2013.
Employee Appraisal and Merit Bonus Program
 For the year ended 2012, the Compensation Committee approved an Employee Appraisal and Merit Bonus Program for those employees not eligible for the key employee annual bonus. This Program incorporates a team concept by conducting appraisals for eligible employees in each department throughout the calendar year and then averaging the total scores per department in order to determine year-end, department-wide merit bonuses. This Program is annually renewed and at the ultimate discretion of the Compensation Committee based on various factors, including the Company’s overall accomplishment of milestones and access to Working Capital.
For the year ended 2013, no bonuses related to this program were granted to employees.

Executive Performance Incentive Bonus

As an element of their current employment contracts, William Carter (Chairman, CEO, President, Chief Scientific Officer) and Thomas Equels (Executive Vice Chairman, Secretary and General Counsel) are eligible for performance incentive bonus based on a percent, 2.5% and 5.0% respectively, of the Gross Proceeds paid to the Company as a result of sales of Alferon N Injection®, Alferon® LDO, Ampligen® or other Company products, or from any joint ventures or corporate partnering arrangements. For bonus purposes, Gross Proceeds is defined as cash amounts paid to the Company by the other parties to the joint venture or corporate partnering arrangement, but shall not include any amounts paid to the Company as reimbursement of expenses incurred; and any amounts paid to the Company in consideration for the Company's assets (i.e., plant, property, equipment, investments, etc.), equity or other securities. After the termination of this Agreement, for any reason, Dr. Carter and Mr. Equels shall be entitled to receive the incentive bonus based upon Gross Proceeds received by the Company during the three year period commencing on the termination of their Agreement with respect to any joint ventures or corporate partnering arrangements entered into by the Company during the term of the Agreement. Furthermore, Dr. Carter and Mr. Equels shall be entitled to a 5% bonus related to any sale of the Company, or any sale of a substantial portion of Company assets not in the ordinary course of its business. The aggregate incentive bonus hereunder as set forth above shall be capped not to exceed $5,000,000 annually.

 During 2012, the Compensation Committee and Board of Directors sought out and received an opinion of independent legal counsel regarding the elements of the Executive Performance Incentive Bonus created by the current employment contracts of William Carter and Thomas Equels in relation to the shares of Company stock sold through the Maxim ATM. It was the opinion of independent counsel that Section 3(c)(ii) of Dr. Carter and Mr. Equels respective agreements could reasonably be interpreted to require the Company to pay them a 5% bonus on the net proceeds resulting from the sale of securities of the Maxim ATM Offering as either (a) constitutes any sale of the Company, or (b) is a sale of substantial portion of Company assets not in the ordinary course of its business. On November 26, 2012, all of the members of the Compensation Committee authorized the payment of bonus for the Company stock sold through the Maxim ATM based on the contractual obligation and opinion of independent counsel. For the year ended 2013 and 2012, compensation was granted or paid related to the Executive Performance Incentive Program, as set forth in Section 3(c)(ii) of their respective Employment Agreements, for approximately $12,000 to each Dr. Carter and Mr. Equels in 2013 and $1,159,000 to each Dr. Carter and Mr. Equels in 2012.

Long-Term Bonus Incentive Programs

The Compensation Committee believes that team oriented performance by our NEO, non-officer Executive officers and all employees, consistent with our short and long-term goals, can be achieved through the use of goal or result oriented bonus programs. For the year ending 2013, the Employee Bonus Pool Program continued to exist to provide our employees, including our NEO and certain senior, non-officer Executives, with incentives to help align their financial interests with that of Hemispherx and its stockholders. For the year ending 2013, no compensation was granted or paid in relation to Long-Term Bonus Programs.

Employee Bonus Pool Program

An element of 2009’s Employee Wage Or Hours Reduction Program was the establishment of a Bonus Pool (the “Pool”) in the case of FDA Approval (“Approval”) of Ampligen®. This bonus is to award to each employee of record at January 1, 2009 a pretax sum of 30% in wages, calculated on their base salary per annum compensation at the time of the Approval, and awarded within three months of Approval. Participants who terminate their employment prior to the Approval will not qualify for this bonus. For the year ended 2013, no compensation was granted or paid related to the Employee Bonus Pool Program.

Stock Options

The Compensation Committee believes that long-term performance is achieved through an ownership culture that encourages such performance by our NEO, non-officer Executives and all employees through the use of stock and stock-based awards. Our stock plans have been established to provide our employees, including our NEO and senior non-officer Executives, with incentives to help align their interests with the interests of stockholders. Accordingly, the Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving long-term performance goals because:

•
Stock options align the interests of Executives and employees with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders;

•	Stock options are performance based. All the value received by the recipient of a stock option is based on the growth of the stock price; and

•	Stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation.
We have historically elected, and continue to use, stock options as the primary long-term equity incentive vehicle. We have adopted stock ownership guidelines and our stock compensation plans have provided the principal method, other than through direct investment for our executives to acquire equity in our Company. The Compensation Committee believes that the annual aggregate value of these awards should be set near competitive median levels for comparable companies. However, in the early stage of our business, we provided a greater portion of total compensation to our Executives through our stock compensation plans than through cash-based compensation.
 In determining the number of stock options to be granted to NEO, non-officer Executives and employees, we take into account the individual's position, scope of responsibility, ability to affect profits and stockholder value and the individual's historic and recent performance and the value of stock options in relation to other elements of the individual's total compensation.

Our stock plans authorize us to grant options to purchase shares of common stock to our NEO, employees, Directors and consultants. Our Compensation Committee oversees the administration of our stock option plan. The Compensation Committee reviews and recommends approval by our Board of Directors of stock option awards to NEO based upon a review of competitive compensation data, its assessment of individual performance, a review of each Executive's existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of the Board of Directors upon recommendation of the Compensation Committee to eligible NEO and employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of the CEO.

As a reinforcement to employees that one of the Company’s priorities continues to be that of increasing shareholder value, the Compensation Committee and Board have historically granted the replacement of expired stock options to all current employees at the same number of shares and exercise price as had been originally issued.

Effective as of December 2011, the Compensation Committee mandated that the standard terms of options to be issued to individuals in their role as Company employees to require that such options not vest sooner than one year from the date of issuance and that, to the extent that any such options have not vested on the date of an Executive’s termination, the options shall be void as to such unvested portion.

The following Options were issued to NEO in their role as employees during 2013:

•
On June 6, 2013, we granted options to William A. Carter, Chairman, Chief Executive Officer and Chief Scientific Officer, consistent with his employment agreement, to purchase 500,000 ten year options to purchase common stock at $0.31 per share which vest in entirety in one year; and

•
On June 6, 2013, we granted options to Thomas K. Equels, Executive Vice Chairman, Secretary and General Counsel, consistent with his employment agreement 300,000 ten year options to purchase common stock at $0.31 per share which vest in entirety in one year, and;

The following Options were issued to NEOs in their role as employees during 2012:

•
On April 13, 2012, we granted 10 year term replacement options to purchase 10,000 shares of our common stock at an exercise price of $4.03 per share that vested immediately to both Dr. William Carter, Chairman, Chief Executive Officer and Chief Scientific Officer, and Dr. David Strayer, Chief Medical Officer and Medical Director, respectively;

•
On June 5, 2012, we granted options to purchase 50,000 shares of our common stock at an exercise price of $0.29 per share, or 110% of the closing price of the stock on the NYSE MKT as of June 4, 2012 with total vesting in twelve months, to Robert Dickey, Senior Vice President;

•
On June 11, 2012, we granted options to purchase 500,000 shares of our common stock at an exercise price of $0.31 per share, or 110% of the $0.28 closing price of the stock on the NYSE MKT as of June 10, 2012 with total vesting in twelve months, to William A. Carter, Chairman, Chief Executive Officer and Chief Scientific Officer, consistent with his employment agreement; and

•
On June 11, 2012, we granted options to purchase 300,000 shares of our common stock at an exercise price of $0.31 per share, or 110% of the $0.28 closing price of the stock on the NYSE MKT as of June 10, 2012 with total vesting in twelve months, to Thomas K. Equels, Executive Vice Chairman, Secretary and General Counsel, consistent with his employment agreement.

Claw-Back Compensation Recoupment Provisions

Effective December 2011, all Executive compensation including and without limitation to base salary, bonuses, stock options, and fringe benefits, shall be subject to recoupment from the Employee by the Company pursuant to the Company’s Executive Compensation Recoupment Policies adopted December 1, 2011, as may be amended by the Company’s Board of Directors from time to time to remain in compliance with the claw-back compensation recoupment provisions of the Dodd-Frank Act.

Other Compensation

We provide the following benefits to our NEO generally on the same bases as benefits provided to all full-time employees:

•	Health, vision and dental insurance;

•	Life insurance;

•	Short and long-term disability insurance; and

•	401(k) with Company matching of up to 6% of employee’s contribution or to the extent of IRS regulations, whichever is lower.
The Compensation Committee believes that these benefits are consistent with those offered by other companies, specifically those provided by our peers. Occasionally, certain Executives separately negotiate other benefits in addition to the benefits described above. The following additional benefits were provided in 2012 NEO as an element of their respective employment:

Dr. William Carter, Chief Executive Officer and Chief Scientific Officer:

•	Automobile allowance;

•	Reimbursement of home office, computer, internet, phone and telefax expenses;

•	Health, vision and dental insurance fully paid by the Company; and

•	Supplementary life and disability insurance policies.
Thomas Equels, General Counsel:

•	Automobile allowance;

•	Predetermined allowance for the Company’s utilization of Florida offices of Equels Law Firm;

•	Reimbursement of home office, computer, internet, phone and telefax expenses;

•	Health, vision and dental insurance fully paid by the Company; and

•	Supplementary life and disability insurance policies.
Charles Bernhardt, Chief Financial Officer and Chief Accounting Officer (On November 15, 2013, Charles T. Bernhardt resigned as our Chief Financial Officer and Chief Accounting Officer, effective December 27, 2013; any severance due Mr. Bernhardt resulting from his resignation is currently in dispute):

•	Reimbursement of home office, computer, internet, phone and telefax expenses; and

•	Health, vision and dental insurance fully paid by the Company.

401(k) Plan

In December 1995, we established a defined contribution plan, effective January 1, 1995, entitled the Hemispherx Biopharma employees 401(k) Plan and Trust Agreement. All of our full-time employees are eligible to participate in the 401(k) plan following one year of employment. Subject to certain limitations imposed by Federal Tax laws, participants are eligible to contribute up to 15% of their salary (including bonuses and/or commissions) per annum. Through March 14, 2008, Participants' contributions to the 401(k) plan were matched by Hemispherx at a rate determined annually by the Board of Directors. Each participant immediately vests in his or her deferred salary contributions, while our contributions will vest over one year.

Effective March 15, 2008 and continuing through December 31, 2009, we halted our matching of 401(k) contributions provided to the account for each eligible participant. Effective January 1, 2010, our Compensation Committee reestablished Hemispherx’ 100% matching of up to 6% of the 401(k) contributions provided to the account for each eligible participant, to the dollar extent permitted by IRS regulations, including without exception each eligible Named Executive Officer.

Key Employee Retention

On December 31, 2008, we entered into a severance/consulting agreement with the former Chief Financial Officer, Robert E. Peterson. This agreement provides a monthly fee of $4,000 plus travel expenses and Options to purchase 20,000 shares of the our common stock at the end of each calendar quarter through December 31, 2011 in return for consulting services. The exercise price of the Options was to be equal to 120% of the closing price of our stock on the NYSE MKT on the last trading day of the calendar quarter for which the Options are being issued.

Additionally, the severance/consulting agreement remains in effect until passage of one of the following events:

•
One percent fee to be paid to Mr. Peterson in the event of financial transactions to raise capital for a maximum potential pay-out value of $540,000 (two times the amount of compensation agreed upon with Mr. Peterson by us for calendar year 2008 compensation); or

•	On the occurrence of a “Change In Control", the Company shall pay to Peterson three times the amount of compensation paid to Peterson by the Company for calendar year 2008.

As a result of Financial Transactions completed through the sale of Company stock in the Maxim ATM, Mr. Peterson was due $2,488 and $231,839 in 2013 and 2012, respectively, towards the Peterson One Per Cent Fee, for which $24,850 and $86,956 remained outstanding at December 31, 2013 and 2012, respectively for the agreement to terminate as fulfilled.

Severance

In determining whether to approve and setting the terms of severance arrangements, the Compensation Committee recognizes that Executives, especially highly ranked Executives, often face challenges securing new employment following termination. Upon termination of employment, the following NEO currently are entitled to receive severance payments under their employment and/or engagement agreements:

•	William A. Carter, Chairman of the Board, Chief Executive Officer, President and Chief Scientific Officer;

•	Thomas K. Equels, Executive Vice Chairman of the Board, Secretary and General Counsel; and

•	Charles T. Bernhardt, Chief Financial Officer and Chief Accounting Officer.

The Compensation Committee believes that severance agreements provided to these individuals are generally in line with severance packages offered to executive officers of companies of similar size. Alternately, Dr. David Strayer is currently not covered under an existing severance agreement. Any severance benefits payable to them under similar circumstances would be determined by the Compensation Committee in its discretion. See “Estimated Payments Following Severance — Named Executive Officers”.

Conclusion

Our compensation policies are designed to retain and motivate our Executive Officers, other non-officer Executives and non-Executives and to ultimately reward them for outstanding individual and corporate performance.
 __________________________________________________
COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with Management the Executive Compensation Discussion and Analysis set forth in this Form 10-K for the fiscal year ended December 31, 2013.

In reliance on the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Hemispherx’ Proxy Statement to be filed in connection with Hemispherx’ 2014 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
Dr. Iraj E. Kiani, Committee Chairman
Dr. William M. Mitchell
Mr. Peter W. Rodino

The foregoing Compensation Committee report shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

Compliance with Internal Revenue Code Section 162(m) and 409A & 409(b)

One of the factors the Compensation Committee considers in connection with compensation matters is the anticipated tax treatment to Hemispherx and to the Executives of the compensation arrangements. The deductibility of certain types of compensation depends upon the timing of an executive’s vesting in, or exercise of, previously granted rights. Moreover, interpretation of, and changes in, the tax laws and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. Accordingly, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) or 409A & 409(b) of the Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee of the Board of Directors, consisting of Dr. Iraj E. Kiani, the Committee Chair, Dr. William M. Mitchell and Peter W. Rodino are all independent directors. There are no interlocking relationships.

EXECUTIVE COMPENSATION

The following table provides information on the compensation during the fiscal years ended December 31, 2013, 2012 and 2011 of our Chief Executive Officer, Chief Financial Officers, three other most highly compensated Executive Officers constituting the Company’s Named Executive Officers, based on the year ended 2013 for each fiscal year.

Summary Compensation Table

Name & Principal Position	Year	Salary / Fees (3)	Bonus		Stock Awards (15)	Option Awards (3) (15)		Non-Equity Incentive Plan Compensation	Change in Pension Valued and NQDC Earnings ($)	All Other Compensation		Total (3)
William A. Carter	2013	$1,180,155	$12,444		$—	$125,699	(1)	$—	—	$147,662	(16)	$1,465,960
CEO, President & CSO (1) (3)	2012	$1,143,692	$1,401,099	(48)	$—	$133,627	(15)	$—	—	$148,938	(16)	$2,827,356
	2011	$1,007,714	$233,500	(9)	$—	$143,749	(1)	$—	—	$132,052	(16)	$1,517,015

Thomas K. Equels	2013	$721,088	$12,444		$—	$86,826	(2)	$—	—	$95,250	(17)	$915,608
General Counsel (2) (3)	2012	$694,068	$1,288,693	(48)	$—	$87,246	(2)	$—	—	$101,450	(17)	$2,171,457
	2011	$572,957	$125,000	(9)	$—	$91,504	(2)	$—	—	$48,813	(17)	$838,274

Charles Bernhardt(6)	2013	$246,535	$—		$—	—		$—	—	$41,645	(18)	$288,180
CFO & CAO (6)	2012	$233,100	$58,275	(8)	$—	—		$—	—	$41,959	(18)	$333,334
	2011	$208,389	$81,250	(12)	$—	$14,291	(6)	$—	—	$25,935	(18)	$329,865

Robert Dickey (7)	2013	$204,087	$—		$—	$—	(7)	$—	—	$8,224	(19)	$212,311
Sr. Vice President	2012	$313,390	$—		$—	$9,987	(7)	$—	—	$10,429	(19)	$333,806
	2011	$302,500	$—		$—	$—		$—	—	$7,797	(19)	$310,297

David Strayer	2013	$265,493	$—		$—	$—		$—	—	$25,602	(20)	$291,095
CMO & Medical Director	2012	$260,032	$65,008	(8)	$—	$1,534	(5)	$—	—	$10,030	(20)	$336,604
	2011	$251,000	$51,199	(9)	$—	$0		$—	—	$13,098	(20)	$315,297

Notes:

(1)
Dr. Carter renewed his Employment Agreements on June 11, 2010, which was amended on July 15, 2010, then amended and restated on December 6, 2011, that granted him the annual Option to purchase 500,000 shares of Hemispherx common stock as an element of his Employment Agreement.

(2)
Mr. Equels transitioned from the role of external to internal General Counsel and Litigation Counsel effective June 1, 2010 with an Employment Agreement of June 11, 2010, which was amended on July 15, 2010, then amended and restated December 6, 2011, that granted him the annual Option to purchase 300,000 shares of Hemispherx common stock as an element of his Employment Agreement.

(3)
For Named Executive Officers, who are also Directors that receive compensation for their services as a Director, the Salary/Fees and Option Awards columns include compensation that was received by them for their role as a member of the Board of Directors. As is required by Regulation S-K, Item 402(c), compensation for services as a Director have been reported within the “Summary Compensation Table” (above) for fiscal years of 2012, 2011 and 2010 as well as reported separately in the “Compensation of Directors” section (see below) for calendar year 2012.

(4)
On November 26, 2012, the Compensation Committee authorized the payment of a bonus of 5% on the net dollar proceeds resulting from the sale of Company stock sold through the Maxim ATM to Dr. Carter and Mr. Equels based on the contractual obligation and opinion of independent legal counsel, as set forth in Section 3(c)(ii) of their respective Employment Agreements. Amounts include for 2012, compensation was granted or paid to each Dr. Carter and Mr. Equels, respectively, pursuant to this bonus.

(5)
On April 13, 2012, the Compensation Committee granted 10 year term replacement options to purchase 10,000 shares of our common stock at an exercise price of $4.03 per share that vested immediately to both Dr. Carter and Dr. Strayer.

(6)
Mr. Bernhardt became Chief Financial Officer effective January 1, 2009. He entered into an Employment Agreement on December 6, 2010, that was amended and restated on December 6, 2011, that granted the Option to purchase 100,000 shares of Hemispherx common stock in 2010 and 2011 as an element of each of his Employment Agreement. On November 15, 2013, Charles T. Bernhardt resigned as Chief Financial Officer and Chief Accounting Officer effective December 27, 2013. A severance package of $237,995 for one year's salary and $25,228 for benefits was accrued at December 31, 2013; however, these amounts were not included within the above table as they are currently in dispute.

(7)
Mr. Dickey entered into an Employment Agreement with Hemispherx effective June 11, 2009 that was amended and restated on February 1, 2010 and then again effective September 1, 2010. On June 5, 2012, the Compensation Committee granted him an Option to purchase 50,000 shares of our common stock at the exercise price of $0.26 per share that will vest one year after issuance. On August 12, 2013, Robert Dickey, IV resigned as Senior Vice President of Hemispherx effective August 16, 2013.

(8)
On January 10, 2013, our Compensation Committee of the Board of Directors awarded bonuses to certain NEO and senior, non-officer Executives in recognition for their achievement towards of 2012 Company-wide and individual goals.

(9)
December 19, 2011, our Compensation Committee of the Board of Directors awarded bonuses to certain NEO and senior, non-officer Executives in recognition for their achievement towards of 2011 Company-wide and individual goals.

(10)
On December 22, 2010, our Compensation Committee of the Board of Directors awarded bonuses to certain NEO and senior, non-officer Executives in recognition for their achievement towards of 2010 Company-wide and individual goals.

(11)
On December 6, 2010, our Compensation Committee of the Board of Directors awarded an extraordinary bonus of $150,000 to Mr. Equels related to his service as external legal counsel from 2008 through May 2010.

(12)	On March 3, 2011, our Compensation Committee of the Board of Directors awarded an extraordinary bonus of $25,000 to Mr. Bernhardt related to his effort in financial reporting.

(13)
Hemispherx’ “Employee Wage Or Hours Reduction Program” allowed an individual to elect a 50% reduction in salary/fees which would allow them to be eligible for an incentive award of three times the value of stock-based on the average NYSE MKT closing value of the stock during the respective months of January through May, 2009. The value was obtained using the Black-Scholes pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(14)
On December 22, 2010, the Compensation Committee granted 10 year term replacement options to purchase 73,728 shares of our common stock at an exercise price of $2.71 per share that vested immediately to both Dr. Carter.

(15)
The value was obtained using the Black-Scholes-Merton pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R). See Note 2(j) Stock-Based Compensation in the financial statements.

(16)	Dr. Carter’s All Other Compensation Consists of:

	2013	2012	2011
Life and Disability Insurance	$84,709	$79,322	$86,386
Healthcare Insurance	17,653	24,616	16,696
Company Car Expenses / Car Allowance	30,000	30,000	11,535
Outside Office Expenses	-0-	-0-	-0-
401(k) matching funds	15,300	15,000	17,435
	$147,662	$148,938	$132,052

(17)	Mr. Equels’ All Other Compensation consists of:

	2013	2012	2011
Life and Disability Insurance	$19,420	$27,350	$24,170
Healthcare Insurance	42,530	41,100	11,623
Car Expenses / Allowance	18,000	18,000	-0-
Outside Office Expenses	-0-	-0-	-0-
401(k) matching funds	15,300	15,000	13,020
	$95,250	$101,450	$48,813

(18)	Mr. Bernhardt’s All Other Compensation consists of:

	2013	2012	2011
Life and Disability Insurance	-0-	-0-	-0-
Healthcare Insurance(includes severence benefits)	26,345	25,228	9,074
Outside Office Expenses	—	1,731	-0-
401(k) matching funds	15,300	15,000	16,861
	$41,645	$41,959	$25,935

(19)	Mr. Dickey’s All Other Compensation consists of:

	2013	2012	2011
Life and Disability Insurance	-0-	-0-	-0-
Healthcare Insurance	8,224	10,429	7,797
401(k) matching funds	-0-	-0-	-0-
	$8,224	$10,429	$7,797

(20)	Dr. Strayer’s All Other Compensation consists of:

	2013	2012	2011
Life and Disability Insurance	-0-	-0-	-0-
Healthcare Insurance	10,302	10,030	3,598
401(k) matching funds	15,300	-0-	9,500
	$25,602	$10,030	$13,098

Grants Of Plan Based Awards

Name (4)(5)	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities of Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)		Maximum ($)
William A. Carter,		—	200,078	250,097	—	—		—	—	—	$—	$—
Chief Executive Officer	6/6/2013					105,777	(3)			500,000	0.31	97,185

Thomas K. Equels,		—	108,264	135,331	—	—		—	—	—	$—	$—
General Counsel	6/6/2013					105,777	(3)			500,000	0.31	58,311

David Strayer,		—	53,099	66,373	—	—		—	—	—	$—	$—
Medical Director

Notes:

(1)
For 2013, the Compensation Committee continued its practice of not establishing or estimating possible future payouts to the NEO under a Cash Bonus Plan. All Bonuses are at the discretion of the Compensation Committee. Utilizing existing Employment Agreements as a benchmark and the respective employees’ Base Salary at January 1, 2014, the “Target” was estimated at 20% of the Base Salary and “Maximum” was estimated at 25% of Base Salary. There were no Non-Equity Incentive Plan Awards granted and/or paid to the NEO's for the year ending 2013.

(2)
Consists of stock options granted during 2013 under our 2009 Equity Incentive Plan. The stock options have a ten-year term and an exercise price equal to 110% of the NYSE MKT closing market price of our common stock on the date of grant. The value was obtained using the Black-Scholes-Merton pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(3)
Consists of stock options contractually required per the NEO’s respective Employment Agreement to be granted during 2013 under our 2009 Equity Incentive Plan. The stock options have a ten-year term and an exercise price equal to 110% of the NYSE MKT closing market price of our common stock on the date of grant. For the purpose of this schedule, a NYSE MKT closing price at December 31, 2013 of $0.27 was assumed with an estimated exercise price of $0.30. The value was obtained using the Black-Scholes-Merton pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(4)	On November 15, 2013, Charles T. Bernhardt resigned as our Chief Financial Officer and Chief Accounting Officer, effective December 27, 2013.

(5)	On August 12, 2013, Robert Dickey, IV resigned as Senior Vice President of Hemispherx effective August 16, 2013.

Outstanding Equity Awards At Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (#)
William	1,450,000	0	0	2.20	9/17/2018
Carter,	1,000,000	0	0	2.00	9/9/2017
Chief	190,000	0	0	4.00	2/18/2018
Executive	73,728	0	0	2.71	12/12/2020
Officer	10,000	0	0	4.03	4/13/2022
	167,000	0	0	2.60	9/7/2014
	153,000	0	0	2.60	12/7/2014
	100,000	0	0	1.75	4/26/2015
	465,000	0	0	1.86	6/30/2015
	70,000	0	0	2.87	12/9/2015
	300,000	0	0	2.38	1/1/2016
	10,000	0	0	2.61	12/8/2015
	376,650	0	0	3.78	2/22/2016
	1,400,000	0	0	3.50	9/30/2017
	500,000	0	0	0.66	6/11/2020
	500,000	0	0	0.41	7/15/2021
	100,000	0	0	0.29	6/6/2022
	500,000	0	0	0.31	6/11/2022
	0	500,000	0	0.31	6/6/2023
	0	150,000	0	0.25	8/2/2023

Thomas	300,000	0	0	0.66	6/11/2020
Equels,	300,000	0	0	0.41	6/24/2021
General	100,000	0	0	0.29	6/6/2022
Counsel	300,000	0	0	0.31	6/11/2022
	0	300,000	0	0.31	6/6/2013
	0	150,000	0	0.25	8/2/2023

Charles
Bernhardt	100,000	0	0	0.55	12/6/2020
Chief	100,000	0	0	0.31	12/22/2021
Financial
Officer

Robert	150,000	0	0	2.81	6/11/2019
Dickey	50,000	0	0	0.29	6/6/2022
Sr. Vice
President

David	50,000	0	0	2.00	9/9/2017
Stayer,	50,000	0	0	4.00	2/28/2018
Medical	10,000	0	0	4.03	4/13/2022
Director	20,000	0	0	2.37	1/23/2017
	10,000	0	0	1.90	12/7/2014
	10,000	0	0	2.61	12/8/2015
	15,000	0	0	2.20	11/20/2016
	25,000	0	0	1.30	12/6/2017

Option Exercises And Stock Vested

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William A. Carter,	—	—	—	—
Chief Executive Officer

Thomas K. Equels,	—	—	—	—
General Counsel

Charles T. Bernhardt,	—	—	—	—
Chief Financial Officer

Robert Dickey,	—	—	—	—
Senior Vice President

David Strayer,	—	—	—	—
Medical Director

Payments on Disability

At December 31, 2013, we had employment agreements with Dr. Carter and Mr. Equels which entitled them Base Salary and applicable benefits otherwise due and payable through the last day of the month in which disability occurs and for an additional twelve month period. Each current NEO has the same short and long-term disability coverage which is available to all eligible employees. The coverage for short-term disability provides up to six months of full salary continuation up to 60% of weekly pay, less other income, with a $1,500 weekly maximum limit. The coverage for group long-term disability provides coverage at the exhaustion of short-term disability benefits of full salary continuation up to 60% of monthly pay, less other income, with a $10,000 monthly maximum limit. The maximum benefit period for the group long-term disability coverage is 60 months for those age 60 and younger at the time of the claim with the coverage period proportionately reduced with the advanced age of the eligible employee to a minimum coverage period of 12 months for those of 69 years old and older as of the date of the claim. In June 2010 through 2013 pursuant to their respective employment agreements and payable by us, Dr. Carter is entitled to receive total disability coverage of $500,000 and Mr. Equels is entitled to receive total disability coverage of $400,000.

Payments on Death

At December 31, 2013, we had employment agreements with Dr. Carter and Mr. Equels which entitled them Base Salary and applicable benefits otherwise due and payable through the last day of the month in which death occurs and for an additional twelve month period. Each NEO has coverage of group life insurance, along with accidental death and dismemberment benefits, consistent to the dollar value available to all eligible employees. The benefit is equal to two times current salary or wage with a maximum limit of $300,000, plus any supplemental life insurance elected and paid for by the NEO. In June 2010 and through 2013 pursuant to their respective employment agreements and payable by us, Dr. Carter is entitled to receive total death benefit coverage of $6,000,000 and Mr. Equels is entitled to receive total death benefit coverage of $3,000,000.
 Estimated Payments Following Severance — Named Executive Officers

At December 31, 2013, we had employment agreements with Dr. Carter and Mr. Equels which entitled them to severance benefits on certain types of employment terminations not related to a change in control. Dr. Strayer is not covered by an employment agreement and therefore would only receive severance as determined by the Compensation Committee in its discretion. On November 15, 2013, Charles T. Bernhardt resigned as our Chief Financial Officer and Chief Accounting Officer effective December 27, 2013. On August 12, 2013, Robert Dickey, IV resigned as Senior Vice President of Hemispherx effective August 16, 2013. Due to the resignations of both Mr. Bernhardt and Mr. Dickey, we elected not to disclose any estimated payments following severance for these individuals. In addition, any amount due Mr. Bernhardt following his resignation is currently in dispute - See "Part 1; Item 3. Legal Proceedings". Mr. Dickey did not have provisions within his agreement regarding severance.

The dollar amounts below assume that the termination occurred on January 1, 2014. The actual dollar amounts to be paid can only be determined at the time of the NEO’s separation from Hemispherx based on their prevailing compensation and employment agreements along with any determination by the Compensation Committee in its discretion.

Name	Event	Cash Severance ($)	Value of Stock Awards That Will Become Vested (1) ($)	Continuation of Medical Benefits (2) ($)	Additional Life Insurance (3) ($)	Total ($)
William A. Carter	Involuntary (no cause)	2,674,318	443,030	46,932	260,154	3,424,434
Chief Executive Officer	Termination (for cause)	—	—	—	—	—
	Death or disability	1,000,388	110,758	15,644	86,718	1,213,508
	Termination by employee or retirement	1,000,388	110,758	15,644	86,718	1,213,508

Thomas K. Equels	Involuntary (no cause)	1,623,966	277,225	119,481	66,369	2,087,041
General Counsel	Termination (for cause)	—	—	—	—	—
	Death or disability	541,322	69,306	39,827	22,123	672,578
	Termination by employee or retirement	541,322	69,306	39,827	22,123	672,578

David Strayer	Involuntary (no cause)	—	—	—	—	—
Medical Director	Termination (for cause)	—	—	—	—	—
	Death or disability	—	—	—	—	—
	Termination by employee or retirement	—	—	—	—	—

Notes:

(1)
Consists of stock options contractually required per the employee’s respective Employment Agreement to be granted during each calendar year of the term under our 2009 Equity Incentive Plan. The stock options have a ten-year term and an exercise price equal to 110% of the closing market price of the our common stock on the date of grant. For the purpose of this schedule, a NYSE MKT closing price at December 31, 2013 of $0.27 was utilized with an estimated exercise price of $0.30. The value was obtained using the Black-Scholes-Merton pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(2)	This amount reflects the current premium incremental cost to the Company for continuation of elected benefits to the extent required under an applicable agreement.

(3)	The life insurance benefit represents life insurance paid for by the Company including the standard coverage offer to all full-time employees.
Payments on Termination in Connection With a Change in Control Named Executive Officers
 At December 31, 2013, we had employment agreements with Dr. Carter and Mr. Equels which entitled them to severance benefits on certain types of employment terminations related to a change in control thereby the term of their respective agreements would automatically be extended for three additional years. Dr. Strayer is not covered by an employment agreement and therefore would only receive severance from a change in control as determined by the Compensation Committee in its discretion. Any specific benefits for these two NEO would be determined by the Compensation Committee in its discretion.

The dollar amounts in the chart below assume that change in control termination occurred on January 1, 2014, based on the employment agreements that existed at that time. The actual dollar amounts to be paid can only be determined at the time of the NEO’s separation from Hemispherx based on their prevailing compensation and employment agreements along with any determination by the Compensation Committee in its discretion.

Estimated Benefits on Termination Following a Change in Control — December 31, 2013
 The following table shows potential payments to the NEO if their employment terminates following a change in control under contracts, agreements, plans or arrangements at December 31, 2013. The amounts assume a January 1, 2014 termination date regarding base pay and use of the opening price of $0.27 on the NYSE MKT for our common stock at that date.

Name	Aggregate Severance Pay ($)		PVSU Acceleration (2) ($)	Early Vesting of Restricted Stock (4) (5) ($)	Early Vesting of Stock Options and SARs (3) ($)	Acceleration and Vesting of Supplemental Award (5) ($)		Welfare Benefits Continuation (6) (7) ($)		Outplacement Assistance ($)	Parachute Tax Gross-up Payment ($)	Total ($)
William A. Carter	4,694,944	(1)	—	—	—	886,060	(4)	704,172	(1)	—	—	6,285,176
Thomas K. Equels	3,247,933	(1)	—	—	—	554,450	(4)	461,700	(1)	—	—	4,264,083
David Strayer	—		—	—	—	—		—		—	—	—

Notes:

(1)
This amount represents the base salary or benefits for remaining term of the NEO’s employment agreement plus a three year extension in the term upon the occurrence of a termination from a change in control. The existing employment agreements with Dr. Carter and Mr. Equels have a term through December 31, 2016.

(2)
This amount represents the payout of all outstanding performance-vesting share units (“PVSU”) awarded on a change in control at the target payout level with each award then pro-rated based on the time elapsed for the applicable three-year performance period.

(3)
This amount is the intrinsic value [fair market value on January 1, 2014 ($0.27 per share) minus the per share exercise price of 110%] of all unvested stock options for each NEO, including Stock Appreciation Rights (“SAR”). Any option with an exercise price of greater than fair market value was assumed to be cancelled for no consideration and, therefore, had no intrinsic value.

(4)
This amount represents the options to be issued annually for the remaining term of the NEO’s employment agreement plus a three year extension in the occurrence of termination from a change in control. The calculation was based on a NYSE MKT closing price for December 31, 2013 of $0.27 with an estimated exercise price of $0.30 (110% prior

NYSE MKT closing value). The value was obtained using the Black-Scholes-Merton pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(5)	Any purchase rights represented by the Option not then vested shall, upon a change in control, shall become vested.

(6)	This amount represents the employer-paid portion of the premiums for medical, dental, vision, life and disability insurance coverage utilizing the costs as of January 1, 2014.

(7)	This amount also includes the estimated cost of Company’s 100% match 401(k) contributions up to 6% of Base Pay to a maximum of $15,000 per year.
Definition of “Change in Control”.For each agreement, a “Change in Control” is defined generally as any such event that requires a report to the SEC, but includes any of the following:

•
Any person or entity other than Hemispherx, any of our current Directors or Officers or a Trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities;

•	An acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock or the sale/transfer of more than 75% of our assets;

•
A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the Directors then in office who were Directors at the beginning of the period; or

•	Execution of an agreement with Hemispherx, which if consummated, would result in any of the above events.
Definition of “Constructive Termination”. A “Constructive Termination” generally includes any of the following actions taken by Hemispherx without the Executive’s written consent following a change in control:

•	Significantly reducing or diminishing the nature or scope of the executive’s authority or duties;

•	Materially reducing the executive’s annual salary or incentive compensation opportunities;

•	Changing the executive’s office location so that he must commute more than 50 miles, as compared to his commute as of the date of the agreement;

•	Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar taken as a whole, to the benefits provided as of the date of the agreement; or

•	Failing to obtain a satisfactory agreement from any successor to Hemispherx to assume and agree to perform the obligations under the agreement.
However, no constructive termination occurs if the executive:

•	Fails to give us written notice of his intention to claim constructive termination and the basis for that claim at least 10 days in advance of the effective date of the executive’s resignation; or

•	We cure the circumstances giving rise to the constructive termination before the effective date of the executive’s resignation.
Available Information
Our Internet website is www.hemispherx.net and you may find our SEC filings in the “Investor Relations” under “SEC Filings”. We provide access to our filings with the SEC, free of charge through www.sec.gov, as soon as reasonably practicable after filing with the SEC. Our Internet website and the information contained on that website, or accessible from our website, is not intended to be incorporated into this Annual Report on Form 10-K or any other filings we make with the SEC.

Post-Employment Compensation

We have agreements with the following NEOs who have benefits upon termination as a condition of their respective employment agreements: Dr. William Carter, our Chairman, Chief Executive Officer, President and Chief Scientific Officer; and Thomas K. Equels, our Executive Vice Chairman, Secretary and General Counsel.

The following is a description of post-employment compensation payable to the respective NEO. If a NEO does not have a specific benefit, they will not be mentioned in the subsection. In such event, the NEO does not have any such benefits upon termination unless otherwise required by law.

Termination For Cause

All of our NEO can be terminated for cause. For Dr. Carter and Mr. Equels, “Cause” means willful engaging in illegal conduct, gross misconduct or gross violation of the Company’s Code of Ethics and Business Conduct for Officers which is demonstrably and materially injurious to the Company. For purposes of their respective agreements, no act, or failure to act, on employee's part shall be deemed "willful" unless done intentionally by employee and not in good faith and without reasonable belief that employee's action or omission was in the best interest of the Company. Notwithstanding the foregoing, employee shall not be deemed to have been terminated for Cause unless and until the Company delivers to the employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Directors of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to employee and an opportunity for Employee, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, employee was guilty of conduct set forth above and specifying the particulars thereof in detail. In the event that their employment is terminated for Cause, the Company shall pay them, at the time of such termination, only the compensation and benefits otherwise due and payable to them through the last day of their actual employment by the Company.

Termination Without Cause

Dr. Carter and Mr. Equels are each entitled to the compensation and benefits otherwise due and payable to them through the last day of the then current term of their respective agreements. In the event that they are terminated at any time without "Cause" the Company shall pay to them, at the time of such termination, the compensation and benefits otherwise due and payable through the last day of the then current term of their Agreement. However, benefit distributions that are made due to a “separation from service” occurring while they are a Named Executive Officer shall not be made during the first six months following separation from service. Rather, any distribution which would otherwise be paid to them during such period shall be accumulated and paid to them in a lump sum on the first day of the seventh month following the “separation from service”. All subsequent distributions shall be paid in the manner specified.

Death or Disability
 Dr. Carter and Mr. Equels can be terminated for death or disability. For each, “Disability” means their inability to effectively carry out substantially all of their duties under their agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a continuous period of not less than 12 months. In the event their employment is terminated due to his death or disability, the Company will pay to each (or their respective estate as the case may be), at the time of such termination, the Base Salary and applicable benefits otherwise due and payable through the last day of the month in which such termination occurs and for an additional 12 month period.

Termination by Officer and Employee

All NEO employment agreements have the right to terminate their respective agreement upon thirty (30) days or less of prior written notice of termination. In such event, Dr. Carter and Mr. Equels are specifically entitled to fees due to them through the last day of the month in which such termination occurs and for 12 months thereafter. All others NEO are entitled to the fees due to them through the last day of the month in which such termination occurs.

Change in Control

As an element of their employment agreements, Dr. Carter and Mr. Equels are entitled to benefits upon a Change in Control or Constructive Termination that include that any unvested Options immediately vest and the term of their respective employment agreements automatically extend for an additional three years. In the event of a Change in Control, the Company is responsible for the base salary or benefits for remaining term of the NEO’s employment agreement plus an automatic three year extension in the term of the agreement. The existing employment agreements with Dr. Carter and Mr. Equels have a term through December 31, 2016.

Compensation of Directors

Our Compensation, Audit and Corporate Governance and Nomination Committees, consist of Dr. Iraj E. Kiani, Compensation Committee Chair, Dr. William M. Mitchell, Corporate Governance and Nomination Committee Chair, and Peter W. Rodino, Audit Committee Chair, all of whom are independent Board of Director members.

Hemispherx reimburses Directors for travel expenses incurred in connection with attending board, committee, stockholder and special meetings along with other Company business-related expenses. Hemispherx does not provide retirement benefits or other perquisites to non-employee Directors under any current program.

Commencing as of January 1, 2013, a 2.1% cost of living increase was granted to Board member Directors' fee compensation, increasing 2012's annual retainer from $176,068 to $179,766 for 2013. Directors' fees will continue to be paid quarterly in cash at the end of each calendar quarter. There was no cost of living increase for 2014.

In 2012, it was identified that one of our non-employee Directors, Dr. Iraj E. Kiani, had not been compensated for his service to the Company from his joining of the Board of Directors on May, 1, 2002 through December 31, 2004. Through July 24, 2012, the Board of Directors has researched this issue, taking into account payments made to other non-employee Directors during that time. As a result, the Company has dispensed the following to Dr. Kiani regarding his previously unpaid services:

•	$28,667 for 2002, proportionate to his seven months of service;

•	$50,000 for 2003;

•	$50,000 for 2004;

•
16,270 shares in Restricted Company Common Stock as partial payment, based on the June 6, 2012 NYSE MKT closing price of $0.26 per share as compensation for the $100,000 worth of stock that had been previously distributed to other non-employee Directors for services provided in 2003 and 2004, during which time, the stock traded from $1.83 to $3.47 per share; and

•
368,345 shares of Restricted Company Common Stock as balance due for services provided in 2003 and 2004 that had previously been paid in stock to non-employee Directors, during which time the stock traded from $1.83 to $3.47 per share, based on the June 6, 2012, NYSE MKT closing price of $0.26 per share.

All Directors have been granted options to purchase common stock under our Stock Option Plans and/or Warrants to purchase common stock. We believe such compensation and payments are necessary in order for us to attract and retain qualified outside directors. To the extent that share compensation would exceed 1,000,000 shares in the aggregate for the ten year period commencing January 1, 2003, as previously approved by Resolution of the Board of September 9, 2003, shares for share compensation were issued under the our 2007 and 2009 Equity Incentive Plans.

In recognition of that the Board members’ commitment of time and effort has increased over time for the benefit of the Company as the demand for specific expertise has grown and corporate governance issues require greater attention in a highly regulated environment, each Director was granted an Option to purchase 100,000 shares of Company common stock. The respective Options were granted with an exercise price equal to 110% of the final closing price of the Company’s common stock on the NYSE MKT LLC as of June 5, 2012 ($0.26), will vest one year after issuance, contain a cashless exercise provision, have a ten year term and were issued from the Company’s 2009 Equity Incentive Plan.

Director Compensation - 2013

Name and Title of Director	Fees Earned or Paid in Cash ($)		Stock Award ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation As Director ($)	Total ($)
W. Carter, Chairman	179,766	(4)	—	28,515	(14)	—	—	—	208,281
T. Equels, Executive Vice Chairman & Secretary	179,766	(4)	—	28,515	(14)	—	—	—	208,281
W. Mitchell, Director (4)	179,766		—	28,515	(1)	—	—	—	208,281
R. Piani, Director (2)	71,036		—	—	—	—	—	—	71,036
Peter W. Rodino (3) (5)	79,251		—	28,515	(1)				107,766
I. Kiani, Director (3)	179,766		—	28,515	(1)	—	—	—	208,281

Notes:

(1)
Ten year Option to purchase 150,000 shares at $0.25 per share. The value was obtained using the Black-Scholes-Merton pricing model for stock-based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(2)	On May 23, 2013, Richard C. Piani resigned as a member of our Board of Directors and of Hemispherx Biopharma Europe N.V./S.A. Mr. Piani stated that his resignation was due to health reasons.

(3)	Independent Director of the Company.

(4)
Only includes compensation received in the role as member of the Board of Directors and does not include compensation received in the capacity of a Named Executive Officer. As is required by Regulation S-K, Item 402(c), compensation as a Director has also been reported within the “Summary Compensation Table” regarding Named Executive Officer Compensation during fiscal years of 2012, 2011 and 2010 (see above).

Mr. Rodino was appointed a Director in July 2013 and presently serves as Chairman and Financial Expert of the Audit Committee, a member of the Compensation Committee and a member of the Governance and Nomination Committee of the Board of Directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of October 3, 2014, the record date, the number and percentage of outstanding shares of common stock beneficially owned by:

•	Each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of our issued and outstanding common stock;

•	Each of our Directors and the Named Executive Officers; and

•	All of our officers and directors as a group.

Name and Address of Beneficial Owner	Shares Beneficially Owned		% Of Shares Beneficially Owned
William A. Carter, M.D.	9,691,174	(12)	4.75%
Thomas K. Equels	3,246,640	(3)	1.64%
Peter W. Rodino III 17400 Sterling Lake Drive Fort Myers, FL 33967	150,000	(4)	*
William M. Mitchell, M.D. Vanderbilt University Department of Pathology Medical Center North 21st and Garland Nashville, TN 37232	866,025	(56)	*
Iraj E. Kiani, N.D., Ph.D. Orange County Immune Institute 18800 Delaware Street Huntingdon Beach, CA 92648	957,886	(7)	*
Wayne S. Springate 783 Jersey Ave. New Brunswick, NJ 08901	392,421	(8)	*
David R. Strayer, M.D.	477,681	(9)	*
All directors and executive officers as a group (7 persons)	15,781,827		7.59%

* Ownership of less than 1%

(1)
Dr. Carter is our Chairman, Chief Executive Officer and Chief Scientific Officer. He beneficially owns 850,585 shares of common stock and beneficially owns 8,839,574 shares issuable or issued upon exercise of:

Options	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date

	2004	4/13/2012	$4.03	10,000	4/13/2022
	2009	12/22/2010	$2.71	73,728	12/22/2020
	2004	12/7/2004	$2.60	153,000	12/7/2014
	2004	4/26/2005	$1.75	100,000	4/26/2015
	2004	7/1/2005	$1.86	465,000	6/30/2015
	2004	12/9/2005	$2.61	10,000	12/8/2015
	2004	12/9/2005	$2.87	70,000	12/9/2015
	2004	1/1/2006	$2.38	300,000	1/1/2016
	2004	2/22/2006	$3.78	376,650	2/22/2016
	2004	9/10/2007	$2.00	1,000,000	9/9/2017
	2004	10/1/2007	$3.50	1,400,000	9/30/2017
	2004	2/18/2008	$4.00	190,000	2/18/2018
	2007	9/17/2008	$2.20	1,450,000	9/17/2018
	2009	6/11/2010	$0.66	500,000	6/11/2020
	2009	7/15/2011	$0.41	500,000	7/15/2021
	2009	6/5/2012	$0.29	100,000	6/6/2022
	2009	6/11/2012	$0.31	500,000	6/11/2022
	2009	6/6/2013	$0.31	500,000	6/6/2013
	2009	8/2/2013	$0.25	150,000	8/2/2013
	2009	6/6/2014	$0.36	500,000	6/6/2014
Total Options				8,348,378
Warrants
Total Warrants	2009	2/1/2009	$0.51	491,196	2/1/2019

(2)	Katalin Kovari, M.D, is the spouse of Dr. Carter and accordingly all shares owned by each are deemed to be beneficially owned by the other. Dr. Kovari owns 1,015 shares of common stock.

(3)
Mr. Equels is Executive Vice Chairman of our Board of Directors, Secretary and General Counsel who beneficially owns 1,005,444 shares of common stock and beneficially owns 2,241,196 shares issuable or issued upon exercise of:

Options	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date

	2009	6/11/2010	$0.66	300,000	6/11/2020
	2009	6/24/2011	$0.41	300,000	6/24/2021
	2009	6/5/2012	$0.29	100,000	6/6/2022
	2009	6/11/2012	$0.31	300,000	6/11/2022
	2009	6/6/2013	$0.31	300,000	6/6/2013
	2009	8/2/2013	$0.25	150,000	8/2/2013
	2009	6/6/2014	$0.36	300,000	6/6/2014
Total Options				1,750,000

Warrants	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date

Total Warrants	2009	2/1/2009	$0.51	491,196	2/1/2019

(4)	Mr. Rodino is a member of our Board of Directors who beneficially owns 150,000 shares issuable upon exercise of:

Options	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date

	2009	8/2/2013	$0.25	150,000	8/2/2013
Total Options				150,000

(5)	Dr. Mitchell is a member of our Board of Directors who owns 104,364 shares of common stock and beneficially owns 562,000 shares issuable upon exercise of:

Options	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date

	2004	4/26/2005	$1.75	100,000	4/26/2015
	2004	2/24/2006	$3.86	50,000	2/24/2016
	2004	9/10/2007	$2.00	100,000	9/9/2017
	2004	9/17/2008	$6.00	12,000	9/17/2018
	2009	6/5/2012	$0.29	100,000	6/6/2022
	2009	8/2/2013	$0.25	150,000	8/2/2013
	2009	9/08/2014	$2.60	50,000	9/08/2014
Total Options				562,000

(6)
Dr. Mitchell beneficially owns 199,661 shares of common stock of which 150,487 shares are held by Shirley Mitchell (Spouse) and 49,174 shares are held by the Aesclepius Irrevocable Trust (Shirley Mitchell Trustee).

(7)	Dr. Kiani is a member of our Board of Directors who owns 630,886 shares of common stock and beneficially owns 327,000 shares issuable upon exercise of:

Options	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date

	2004	4/26/2005	$1.75	15,000	4/26/2015
	2004	6/2/2005	$1.63	12,000	6/30/2015
	2004	2/24/2006	$3.86	50,000	2/24/2016
	2009	6/5/2012	$0.29	100,000	6/6/2022
	2009	8/2/2013	$0.25	150,000	8/2/2023
Total Options				327,000

(8)	Mr. Springate is our Senior Vice President of Operations and owns 103,521 shares of common stock and beneficially owns 288,900 shares issuable upon exercise of:

Options	Plan	Date Issued	Exercise Price	Number Of Shares	Expiration Date

	2004	12/7/2004	$1.90	1,812	12/7/2014
	2004	12/9/2005	$2.61	2,088	12/9/2015
	2004	11/20/2006	$2.20	5,000	11/20/2016
	2004	5/1/2007	$1.78	20,000	5/1/2017
	2004	12/6/2007	$1.30	20,000	12/6/2017
	2009	5/31/2011	$0.55	90,000	5/31/2021
	2009	6/5/2012	$0.29	50,000	6/5/2022
	2009	5/9/2013	$0.24	50,000	5/9/2023
	2009	6/6/2014	$0.36	50,000	6/6/2014
Total Options				288,900

(9)	Dr. Strayer is our Medical Director that has ownership of 287,681 shares of common stock and beneficially owns 190,000 shares issuable upon exercise of:

Options	Plan	Date Issued	Exercise Issued	Number Of Shares	Expiration Date

	2004	12/7/2004	$1.90	10,000	12/7/2014
	2004	12/9/2005	$2.61	10,000	12/8/2015
	2009	4/13/2012	$4.03	10,000	4/13/2022
	2004	11/20/2006	$2.20	15,000	11/20/2016
	2004	1/23/2007	$2.37	20,000	1/23/2017
	2004	9/10/2007	$2.00	50,000	9/9/2017
	2004	12/6/2007	$1.30	25,000	12/6/2017
	2004	2/18/2008	$4.00	50,000	9/18/2018
Total Options				190,000

PROPOSALS TO STOCKHOLDERS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Each nominee to the Board of Directors will serve until the next annual meeting of stockholders, or until his earlier resignation, removal from office, death or incapacity.

Unless otherwise specified, the enclosed proxy will be voted in favor of the election of William A. Carter, Thomas K. Equels, William M. Mitchell, Iraj E. Kiani and Peter W. Rodino, III. Information is furnished below with respect to all nominees.

We believe our Board Members represent a desirable diversity of backgrounds, skills, education and experiences, and they all share the personal attributes of dedication to be effective directors. In recommending Board candidates, Corporate Governance and Nomination Committee considers a candidate’s: (1) general understanding of elements relevant to the success of a publicly traded company in the current business environment; (2) understanding of our business; and (3) diversity in educational and professional background. The Committee also gives consideration to a candidate’s judgment, competence, dedication and anticipated participation in Board activities along with experience, geographic location and special talents or personal attributes. The following are qualifications, experience and skills for Board members which are important to Hemispherx’ business and its future:
 Leadership Experience: We seek directors who have demonstrated strong leadership qualities. Such leaders bring diverse perspectives and broad business insight to our Company. The relevant leadership experience that we seek includes a past or current leadership role in a large or entrepreneurial company, a senior faculty position at a prominent educational institution or a past elected or appointed senior government position.
 Industry or Academic Experience: We seek directors who have relevant industry experience, both with respect to the disease areas where we are developing new therapies as well as with the economic and competitive dynamics of pharmaceutical markets, including those in which our drugs will be prescribed.

Scientific, Legal or Regulatory Experience: Given the highly technical and specialized nature of biotechnology, we desire that certain of our directors have advanced degrees, as well as drug development experience. Since we are subject to substantial regulatory oversight, both here and abroad by the FDA and other agencies, we also desire directors who have legal or regulatory experience.

Finance Experience: We believe that our directors should possess an understanding of finance and related reporting processes, particularly given the complex budgets and long timelines associated with drug development programs.

WILLIAM A. CARTER, M.D., the co-inventor of Ampligen®, joined us in 1978, and has served as: (a) our Chief Scientific Officer since May 1989; (b) the Chairman of our Board of Directors since January 1992; (c) our Chief Executive Officer since July 1993; (d) our President from April 1995 to November 2006; and (e) a Director since 1987. From 1987 to 1988, Dr. Carter served as our Chairman. Dr. Carter was a leading innovator in the development of human interferon for a variety of treatment indications including various viral diseases and cancer. Dr. Carter received the first FDA approval to initiate clinical trials on a beta interferon product manufactured in the U.S. under his supervision. From 1985 to October 1988, Dr. Carter served as our Chief Executive Officer and Chief Scientist. He received his M.D. degree from Duke University and underwent his post-doctoral training at the National Institutes of Health and Johns Hopkins University. Dr. Carter also served as Professor of Neoplastic Diseases at Hahnemann Medical University, a position he held from 1980 to 1998. Dr. Carter served as Professor and Director of Clinical Research for Hahnemann Medical University's Institute for Cancer and Blood Diseases, and as a member of the faculty at Johns

Hopkins School of Medicine and the State University of New York at Buffalo. Dr. Carter is a Board certified physician and author of more than 200 scientific articles, including the editing of various textbooks on anti-viral and immune therapy.

WILLIAM A. CARTER, M.D. - Director Qualifications:

•	Leadership Experience – Chairman, CEO, President and Chief Scientific Officer of Hemispherx;

•	Industry Experience - Knowledge of new and existing technologies, particularly as they relate to anti-viral and immune therapies;

•	Scientific, Legal or Regulatory Experience - M.D., co-inventor of Ampligen®, leading innovator in the development of interferon-based drugs and expertise in patent development; and

•	Finance Experience – Extensive knowledge of financial markets and successfully completed numerous financing efforts on behalf of Hemispherx.

THOMAS K. EQUELS, Esq., has been a Director since 2008 and serves as our Executive Vice Chairman, Secretary and General Counsel. In addition, since December 2, 2013, when Charles T. Bernhardt resigned (see below for disclosure on Mr. Bernhardt's resignation), Mr. Equels has served as our Chief Financial Officer. Mr. Equels is the President and Managing Director of the Equels Law Firm headquartered in Miami, Florida that focuses on litigation. For over a quarter century, Mr. Equels has represented national and state governments as well as companies in the banking, insurance, aviation, pharmaceutical and construction industries. Mr. Equels received his Juris Doctor degree with high honors from Florida State University. He is a summa cum laude graduate of Troy University and also obtained his Masters' Degree from Troy. He is a member of the Florida Bar Association and the American Bar Association.

THOMAS K. EQUELS, Esq. - Director Qualifications:

•	Leadership Experience – President, Managing Director of Equels Law Firm;

•	Industry Experience –legal counsel to Hemispherx; and

•	Scientific, Legal or Regulatory Experience - Law degree with over 25 years as a practicing attorney specializing in litigation.
PETER W. RODINO III was appointed a Director in July 2013 and presently serves as Chairman and Financial Expert of the Audit Committee, a member of the Compensation Committee and a member of the Governance and Nomination Committee of the Board of Directors. Mr. Rodino's appointment was the result of the resignation of Richard C. Piani due to health reasons. Mr. Rodino has broad legal, financial, and executive experience. In addition to being President of Rodino Consulting LLC and managing partner at several law firms during his many years as a practicing attorney, he served as Chairman and CEO of Crossroads Health Plan, the first major Health Maintenance Organization in New Jersey. He also has had experience as an investment executive in the securities industry and acted as trustee in numerous Chapter 11 complex corporate reorganizations. For the past 17 years, as founder and president of Rodino Consulting, Mr. Rodino has provided business and government relations consulting services to smaller companies with a focus on helping them develop business plans, implement marketing strategies and acquire investment capital. Mr. Rodino holds a B.S. in Business Administration from Georgetown University and a J.D. degree from Seton Hall University.

PETER W. RODINO III- Director Qualifications:

•	Leadership Experience – Managing partner at several law firms during his many years as a practicing attorney;

•	Industry Experience - Chairman and CEO of Crossroads Health Plan, the first major Health Maintenance Organization in New Jersey;

•	Scientific, Legal or Regulatory Experience – Investment executive in the securities industry and acted as trustee in numerous Chapter 11 complex corporate reorganizations; and

•
Finance Experience – Business and government relations consulting services to smaller companies with a focus on helping them develop business plans, implement marketing strategies and acquire investment capital.

WILLIAM M. MITCHELL, M.D., Ph.D., has been a Director since July 1998. Dr. Mitchell is a Professor of Pathology at Vanderbilt University School of Medicine and is a board certified physician. Dr. Mitchell earned a M.D. from Vanderbilt and a Ph.D. from Johns Hopkins University, where he served as House Officer in Internal Medicine, followed by a Fellowship at its School of Medicine. Dr. Mitchell has published over 200 papers, reviews and abstracts that relate to viruses, anti-viral drugs, immune responses to HIV infection, and other biomedical topics. Dr. Mitchell has worked for and with many professional societies that have included the American Society of Investigative Pathology, the International Society for Antiviral Research, the American Society of Biochemistry and Molecular Biology and the American Society of Microbiology. Dr. Mitchell is a member of the American Medical Association. He has served on numerous government review committees, among them the National Institutes of Health, AIDS and Related Research Review Group. Dr. Mitchell previously served as one of our Directors from 1987 to 1989.
 WILLIAM M. MITCHELL, M.D., Ph.D. - Director Qualifications:

•
Leadership Experience – Professor at Vanderbilt University School of Medicine. He is a member of the Board of Directors for Chronix Biomedical and is Chairman of its Medical Advisory Board. Additionally, he has served on multiple governmental review committees of the National Institutes of Health, Centers for Disease Control and Prevention and for the European Union, including key roles as Chairman;

•
Academic and Industry Experience – Well published medical researcher with extensive investigative experience on virus and immunology issues relevant to the scientific business of Hemispherx along with being a Director of an entrepreneurial diagnostic company (Chronix Biomedical) that is involved in next generation DNA sequencing for medical diagnostics; and

•
Scientific, Legal or Regulatory Experience - M.D., Ph.D. and professor at a top ranked school of medicine, and inventor of record on numerous U.S. and international patents who is experienced in regulatory affairs through filings with the FDA.

IRAJ E. KIANI, N.D., Ph.D., was appointed to the Board of Directors on May 1, 2002. On July 23, 2013, Dr. Kiani was appointed to be the Board's Lead Director due to the resignation of Mr. Piani due to health reasons. Dr. Kiani is a citizen of the United States and England and resides in Newport Beach, California. Dr. Kiani served in various local government positions including the Mayor and Governor of Yasoug, Capital of Boyerahmand, Iran. In early 1980, Dr. Kiani moved to England, where he established and managed several trading companies over a period of some 20 years. Dr. Kiani is a planning and logistic specialist who is now applying his knowledge and experience to build a worldwide immunology network. Dr. Kiani received his Ph.D. degree from the University of Ferdosi in Iran, and his ND from American University.

IRAJ E. KIANI, N.D., Ph.D. - Director Qualifications:

•	Leadership Experience – former Mayor and Governor of Yasoi in Iran;

•	Industry Experience – Broad international network and contacts within the field of immunology;

•	Scientific, Legal or Regulatory Experience – N.D. and Ph.D. with trading company management experience; and

•	Finance Experience – over 30 years of international business experience.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" ALL FIVE OF THE ABOVE-NAMED NOMINEE DIRECTORS OF HEMISPHERX.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of McGladrey LLP (“McGladrey”) as independent registered public accountants of Hemispherx for the fiscal year ending December 31, 2014, subject to ratification by the stockholders. McGladrey has served as Hemispherx's independent registered public accountant since November 2006.

All audit and professional services are approved in advance by the Audit Committee to assure such services do not impair the auditor’s independence from us. The total fees by McGladrey LLP (“McGladrey”) for 2013 and 2012 were $265,800 and $312,223, respectively. The following table shows the aggregate fees for professional services rendered during the year ended December 31, 2013 and 2012.

	Amount ($)
	2013	2012
Description of Fees:
Audit Fees	$252,800	$280,350
Audit-Related Fees	13,000	31,873
Tax Fees	—	—
All Other Fees	—	—
Total	$265,800	$312,223

Audit Fees

Represents fees for professional services provided for the audit of our annual financial statements, audit of the effectiveness of internal control over financial reporting, services that are performed to comply with generally accepted auditing standards, and review of our financial statements included in our quarterly reports and services in connection with statutory and regulatory filings.

Audit-Related Fees

Represents the fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements. Audit-related fees include professional services related to the Company’s filing of SEC Form S-3 and S-8 (i.e., stock shelf offering procedures).

The Audit Committee has determined that McGladrey’s rendering of these audit-related services and all other fees were compatible with maintaining auditor’s independence. The Board of Directors considered McGladrey to be well qualified to serve as our independent public accountants. The Committee also pre-approved the charges for services performed in 2013 and 2012.

The Audit Committee pre-approves all auditing and accounting services and the terms thereof (which may include providing comfort letters in connection with securities underwriting) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to us by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provisions of non-audit services for us if the “de minimus” provisions of Section 10A (i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

Representative(s) of McGladrey are scheduled to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers (“NEOs”), as we have described at length in the “Compensation Discussion and Analysis” section of this proxy statement. While this vote is advisory and not binding on our Company relating to the compensation of our NEOs that almost entirely are contractually committed with generally no opportunity to revisit these prior decisions, your vote will provide investor sentiment to our Compensation Committee regarding our executive compensation philosophy, policies and practices. As a result of the vote, the Committee will be able to consider this sentiment when determining future executive compensation. For information on our 2013 executive compensation program, please see the “EXECUTIVE COMPENSATION” section.

Results of Prior Stockholder Advisory Vote on Executive Compensation

At the October 18, 2013 Annual Meeting of Stockholders, the Stockholders did not approve the annual, non-binding advisory vote on Executive Compensation with 43.78% of the shares cast to affirm the plan.

Our Compensation Committee reviews its executive compensation policies annually and takes into account the results of prior say-on-pay advisory votes. After reviewing the results of the 2011 say-on-pay advisory vote, the Committee had:

•
Developed Company-wide goals and objectives with the intent to increase Stockholder value, enhance the “pay for performance” concept, attempted to address the needs of patients and enhance financial factors such as raising capital, reestablishing revenue streams, cost containment and/or improving the results of operations;

•	Attempted to reinforce a Pay for Performance environment for the Executive Team with emphasis of sharing the economic goals of the Stockholders;

•
Reviewed the Executive Team’s Company-wide goals and individuals specific goals in relation to each job performance for each given year. In its review of each member of the Executive Team, the Committee utilized a weighted-average rating process regarding the goals and responsibilities specific to each individual as well as their contribution in meeting Company’s overall goals;

•
Reviewed peer group financial data of comparable publicly-traded companies for 2011 and 2010 with emphasis on a comparison of executive compensation as a factor to various Balance Sheet ratios to determine reasonableness to the respective companies;

•	Considered the change in the market value of the Company’s stock during the year in relation to Management’s efforts and ability to impact the results;

•
Mandated that the standard terms of future employee options issued by the Company require that such options not vest sooner than one year from the date of issuance and that, to the extent that any such options have not vested on the date of an Executive’s termination, the options will expire;

•	Issued new options to employees at the rate of 110% of the Company’s NYSE MKT stock market trading value at the time of award; and

•	Adopted a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions.

After reviewing the results of the 2013 say-on-pay advisory vote, the Committee has reviewed its executive compensation policies and believes that they are within industry standards for executive compensation.

Process

Our Compensation Committee is responsible for determining the compensation of our NEO included in the “Summary Compensation Table” below. For purposes of determining compensation for our NEO, our Compensation Committee takes into account the recommendation of our Chief Executive Officer. The Compensation Committee is also responsible for overseeing our incentive compensation plans and equity-based plans, under which stock option grants have been made to employees, including the NEO, as well as non-employee Directors and strategic consultants.

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process:

Compensation Committee	•	Fulfills the Board of Directors' responsibilities relating to compensation of Hemispherx’ NEO, other non-officer Executives and non-Executives.

	•	Oversees implementation and administration of Hemispherx’ compensation and employee benefits programs, including incentive compensation and equity compensation plans.

•
Reviews and approves Hemispherx’ goals and objectives and, in light of these, evaluates each NEO's performance and sets their annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.

•
Reviews and approves compensation for all other non-officer Executives of Hemispherx including annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.

	•	In consultation with the CEO and CFO, reviews the talent development process within Hemispherx to ensure it is effectively managed and sufficient to undertake successful succession planning.

	•	Reviews and approves employment agreements, severance arrangements, issuances of equity compensation and change in control agreements.

Chairman and CEO	•	Presents to the Compensation Committee the overall performance evaluation of, and compensation recommendations for, each of the NEO and other non-officer Executives.

Chief Financial Officer and Director of Human Resources	•	Reports directly or indirectly to the Chief Executive Officer.

	•	Assists the Compensation Committee with the data for competitive pay and benchmarking purposes.

	•	Reviews relevant market data and advises the Compensation Committee on interpretation of information, including cost of living statistics, within the framework of Hemispherx.

	•	Informs the Compensation Committee of regulatory developments and how these may affect Hemispherx’ compensation program.
Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee of our Board of Directors with respect to Executive compensation are to attract and retain the most talented and dedicated Executives possible, to tie annual and long-term cash and stock incentives to achievement of measurable performance objectives, and to align Executives' incentives with stockholder value creation. To achieve these objectives, the Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of Executives' overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our products, the identification and advancement of additional products and the performance of our common stock price. The Compensation Committee evaluates individual Executive performance with the goal of setting compensation at levels the Committee believes are comparable with Executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance, our own strategic goals, governmental regulations and the results of Stockholder Advisory Votes regarding executive compensation.

Use of Compensation Data

Our compensation plans are developed by utilizing publicly available compensation data for national and regional companies in the biopharmaceutical industry as well as web sites that specialize in compensation and/or employment data. We believe that the practices of this group of companies and/or data obtained from employment industry organizations, provide us with appropriate compensation benchmarks necessary to review the compensation recommendations by the CEO, CFO and/or Human Resources Department. In 2013 and 2012, the Committee did not engage the services of an independent compensation consultant, but alternatively utilized web-based organizations and data bases such as Salary.com, to help them analyze compensation data and compare our programs with the practices of similar national and/or regional companies represented in the biopharmaceutical industry.

Elements of Executive Compensation

The Compensation Committee has adopted a mix among the compensation elements in order to further our compensation goals. The elements include:

•	Base salary (impacted by cost of living adjustments);

•	Variable compensation consisting of a cash bonus based upon individual and overall Company performance;

•	Performance incentive bonus based on the accomplishment of Company sales milestones or activity;

•	Long-term bonus incentive programs consisting of the Employee Bonus Pool Program;

•	Stock option grants with exercise prices set in excess of fair market value at the time of grant and, effective December 2011, not vesting sooner than one year from the date of issuance; and

•	Adoption of a policy to facilitate compliance with Dodd-Frank’s Claw-Back Compensation Recoupment provisions.

Your vote is requested. We believe that the information we've provided within the “EXECUTIVE COMPENSATION” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure Management's interests are aligned with our stockholders' interests to support long-term value creation. Accordingly, the Board of Directors recommends that stockholders approve the program by approving the following advisory resolution:

RESOLVED, that the stockholders of Hemispherx Biopharma, Inc. approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Hemispherx Biopharma, Inc. Proxy Statement pursuant to the compensation disclosure rules of the SEC, including Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the EXECUTIVE COMPENSATION section of this proxy statement).

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

GENERAL

Unless contrary instructions are indicated on the Proxy Statement, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of all Directors nominated, FOR Proposal No. 2, and FOR Proposal No. 3.

The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of common stock will be voted in accordance with the specification so made.

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including financial statements, exhibits and any amendments thereto, as filed with the SEC may be obtained without charge upon written request to: Corporate Secretary, Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Suite 500, Philadelphia, Pennsylvania 19103. You can also get copies of our filings made with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, by visiting http://www.hemisperx.net and located under the tab entitled “Investor Relations”, which provides a link at http://www.nasdaq.com/symbol/heb/sec-filings or the SEC’s web site at http://www.sec.gov/edgar/searchedgar/companysearch.html for a record of SEC filings.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

By Order of the Board of Directors,
Thomas K. Equels, Secretary

Philadelphia, Pennsylvania
October 14, 2014

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Hemispherx Biopharma, Inc.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard Time, on November 11, 2014.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL DIRECTORS AND "FOR" PROPOSAL 2 AND 3 AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

1. Election of Directors

(1) William A. Carter
(2) Thomas K. Equels
(3) William M. Mitchell
(4) Iraj E. Kiani
(5) Peter W. Rodino, III

FOR all Nominees listed to the left	WITHOUT AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

2. **Proposal No. 2** – Ratification of the selection of McGladrey LLP, as independent auditors of Hemispherx Biopharma, Inc. for the year ending December 31, 2014.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. **Proposal No. 3** - Approval, by non-binding vote, of executive compensation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2014.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

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The Proxy Statement, Form 10-K for Fiscal Year ended December 31, 2013, and Form 10-Q for quarter ended June 30, 2014 are available at http://www.hemispherx.net/content/investor/annualMeeting.asp

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Hemispherx Biopharma, Inc.

The undersigned hereby appoints William A. Carter and Thomas K. Equels and each of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia, Pennsylvania 19103, on Wednesday, November 12, 2014 at 10:00 a.m. local time and at any adjournment thereof, and to vote all of the shares of common stock of Hemispherx Biopharma, Inc. the undersigned would be entitled to vote if personally present, upon the matters set forth on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. THE BOARD RECOMMENDS A VOTE "FOR" ALL DIRECTORS, "FOR" PROPOSAL NO. 2 AND "FOR" PROPOSAL NO. 3. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF WILLIAM A. CARTER, THOMAS K. EQUELS, WILLIAM A. MITCHELL, IRAJ E. KIANI AND PETER W. RODINO, III AS DIRECTORS. FOR PROPOSAL NO. 2. FOR PROPOSAL NO. 3. AND, IN THE DISCRETION OF THE PROXIES, ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

(continued and to be marked, dated and signed, on the other side)

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